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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
The Nasdaq Stock Market, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE NASDAQ STOCK MARKET, INC.
One Liberty Plaza
New York, New York 10006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2003

        To the holders of voting securities of The Nasdaq Stock Market, Inc.:

        Please take notice that an Annual Meeting of Stockholders (the "Annual Meeting") of The Nasdaq Stock Market, Inc., a Delaware corporation ("Nasdaq"), will be held at the Nasdaq MarketSite, 43rd Street and Broadway, New York, New York, on May 7, 2003, at 10:00 a.m., local time, for the following purposes, all as more fully described in the attached Proxy Statement:

  1.
  To elect seven Class 3 directors;

  2.
  To adopt the Executive Corporate Incentive Plan;

  3.
  To ratify the appointment of Ernst & Young LLP as Nasdaq's independent auditors for the fiscal year ending December 31, 2003;

  4.
  To transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

        You are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting. The Board of Directors of Nasdaq has fixed the close of business on March 14, 2003 as the record date (the "Record Date") for the determination of holders (the "Holders") of the common stock, par value $0.01 per share; series B preferred stock, par value $0.01 per share; and 4% Convertible Subordinated Notes due 2006 (collectively, the "Nasdaq Securities") entitled to vote at the Annual Meeting. Only Holders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the meeting or any postponement or adjournment thereof. A list of these Holders will be available at Nasdaq's principal executive offices, One Liberty Plaza, New York, New York, and at the Nasdaq Market Site, 43rd Street and Broadway, New York, New York, at least 10 days before the Annual Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE RESPECTFULLY URGE YOU TO PROMPTLY VOTE YOUR NASDAQ SECURITIES IN ONE OF THE FOLLOWING WAYS:

  •
  MARK, SIGN, DATE, AND PROMPTLY RETURN your enclosed proxy card in the postage-paid envelope;

  •
  USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this call is toll-free in the United States and Canada); or

  •
  VISIT THE WEBSITE address shown on your proxy card to vote through the Internet.

        IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR NASDAQ SECURITIES BY PROXY.

By Order of the Board of Directors,

Hardwick Simmons Chairman of the Board

New York, New York
April 18, 2003

TABLE OF CONTENTS

THE ANNUAL MEETING	1
PROPOSAL I: ELECTION OF DIRECTORS	4
PROPOSAL II: ADOPT THE EXECUTIVE CORPORATE INCENTIVE PLAN	11
PROPOSAL III: RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
EXECUTIVE COMPENSATION	19
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
AUDIT COMMITTEE REPORT	36
STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS	37
ANNEX A: AUDIT COMMITTEE CHARTER	A-1
ANNEX B: EXECUTIVE CORPORATE INCENTIVE PLAN	B-1

THE NASDAQ STOCK MARKET, INC.
One Liberty Plaza
New York, New York 10006

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 7, 2003

        This Proxy Statement and the accompanying proxy card are being furnished to the holders (the "Holders") of the voting securities of The Nasdaq Stock Market, Inc., a Delaware corporation ("Nasdaq"), in connection with the solicitation of proxies by the Board of Directors of Nasdaq (the "Board of Directors" or the "Nasdaq Board") for use in voting at the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and any and all adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed or delivered to the Holders on or about April 18, 2003.

THE ANNUAL MEETING

        Date, Time, and Place.    The Annual Meeting is scheduled to be held at the Nasdaq MarketSite, 43rd Street and Broadway, New York, New York, on May 7, 2003, at 10:00 a.m. local time.

        Purpose.    At the Annual Meeting, the Holders will be asked to consider and vote upon each of the following matters:

  1.
  To elect seven Class 3 directors;

  2.
  To adopt the Executive Corporate Incentive Plan;

  3.
  To ratify the appointment of Ernst & Young LLP as Nasdaq's independent auditors for the fiscal year ending December 31, 2003;

  4.
  To transact such other business as may come before the Annual Meeting or any adjournment or postponement thereof.

        Who Can Vote.    Only Holders of record on the books of Nasdaq at the close of business on March 14, 2003 (the "Record Date") of Nasdaq's of common stock, par value $0.01 per share (the "Common Stock"), series B preferred stock, par value $0.01 per share (the "Series B Stock") and 4% Convertible Subordinated Notes due 2006 (the "Voting Notes" and, together with the Common Stock and the Series B Stock, the "Nasdaq Securities") will be entitled to notice of, and to vote at, the Annual Meeting. However, holders of warrants issued by the National Association of Securities Dealers, Inc. (the "NASD") who have exercised warrants for shares of Common Stock (the "Warrant Shares") will not be able to vote the Warrant Shares at the Annual Meeting. Pursuant to a voting trust agreement dated June 28, 2000, as amended (the "Voting Trust"), among Nasdaq, the NASD, The Bank of New York and Mellon Investor Services, LLC, the NASD retains the right to vote the Warrant Shares until such time as Nasdaq becomes registered as a national securities exchange ("Exchange Registration") with the Securities and Exchange Commission (the "SEC"). Holders of Warrant Shares will receive the Proxy Statement and annual report to stockholders for informational purposes, but will not receive a proxy card for the Warrant Shares.

        As of the Record Date, there were outstanding 78,621,189 shares of Common Stock (including shares of restricted stock entitled to vote at the Annual Meeting) and one share of Series B Stock. The one share of Series B Stock is owned by the NASD.

        At Nasdaq's 2002 Annual Meeting of Stockholders, stockholders approved an amendment to Nasdaq's Restated Certificate of Incorporation ("Certificate of Incorporation") granting holders of the Voting Notes the right to vote with the holders of Common Stock and Series B Stock on matters submitted to a vote of stockholders. The Voting Notes are held by Hellman & Friedman Capital Partners IV, L.P. and certain of its affiliated limited partnerships (collectively, "Hellman & Friedman"). As discussed in more detail below, the Voting Notes will entitle Hellman & Friedman to 4,531,059 votes on each of the matters to be submitted at the Annual Meeting (see "—How Votes Are Counted").

        The enclosed proxy card shows the number of Nasdaq Securities that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

        Quorum. A quorum must be present in person or by proxy at the Annual Meeting. The Holders of a majority of the votes that Holders are entitled to cast constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your Nasdaq Securities will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Abstentions and "broker non-votes" (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for determining whether there is a quorum.

        How Votes Are Counted.    Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter that may be brought before the Annual Meeting, subject to the voting limitation in the Certificate of Incorporation that generally prohibits a Holder from voting in excess of 5% of the total voting power of Nasdaq. The share of Series B Stock is entitled to a number of votes that, together with all other votes entitled to be cast by the holder of the Series B Stock, is equal to one vote more than one-half of all votes entitled to be cast by all Holders as of the Record Date. In addition, the Holder of each Voting Note is entitled to the number of votes equal to the number of shares of Common Stock into which that Voting Note could be converted on the record date, subject to the 5% voting limitation contained in the Certificate of Incorporation. The Voting Notes will entitle Hellman & Friedman to 4,531,059 votes on each of the matters to be submitted at the Annual Meeting.

        Nasdaq Securities (Common Stock, Series B Stock and Voting Notes) vote together as a single class. As a result, the affirmative vote by the NASD of the Common Stock and Series B Stock that it controls in favor of the proposals being submitted for approval of the Holders at the Annual Meeting will result in approval of such proposals.

        Required Vote.    If a quorum is present at the Annual Meeting, the seven nominees for director receiving the greatest number of votes (a plurality) will be elected. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For each of the remaining proposals, approval will require the affirmative votes of the holders of a majority of the total number of the votes of the Nasdaq Securities present at the Annual Meeting and entitled to vote on the proposal. For each of these proposals, abstentions will have the effect of a vote "Against" such proposal, and broker non-votes, although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither for nor against such proposal.

        Form of Proxy.    The proxy provides that each Holder may vote his or her Nasdaq Securities "For" the director nominees or to "Withhold Authority" for the individual nominees or for all of the nominees, and may vote "For" or "Against" or "Abstain" from voting with respect to each of the other proposals.

        Voting by Proxy Holders.    If you hold your Nasdaq Securities in your name as a holder of record, you may instruct the proxy holders how to vote your Nasdaq Securities by using the toll-free telephone number, the Internet website listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided to you. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Nasdaq Securities as provided by those instructions. IF YOU RETURN A SIGNED PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR NASDAQ SECURITIES WILL BE VOTED BY THE PROXY HOLDERS FOR THE ELECTION OF THE DIRECTORS AND FOR THE OTHER PROPOSALS SET FORTH HEREIN. If your Nasdaq Securities are held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter, you will receive instructions from your nominee, which you must follow to have your Nasdaq

Securities voted. The broker, bank or other nominee may only vote the Nasdaq Securities that it holds for you as provided by your instructions.

        Vote by Telephone.    You can vote your Nasdaq Securities by telephone by dialing, at no cost to you, the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11 p.m. (E.D.T) on May 6, 2003. You must enter your control number (printed on your proxy card above your name). You will then receive easy-to-follow voice prompts allowing you to vote your Nasdaq Securities and to confirm that your instructions have been properly recorded. If you are located outside the United States and Canada, you should use the collect calling option printed on your proxy card. If you vote by telephone, you do not need to return your proxy card.

        Vote by Internet.    You can also choose to vote through the Internet. The website address for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11 p.m. (E.D.T) on May 6, 2003. As with telephone voting, you must enter your control number (printed on the proxy card above your name) and you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, you do not need to return your proxy card.

        Vote by Mail.    If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the postage-paid envelope provided.

        Voting on Other Matters.    Nasdaq is not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your Nasdaq Securities. If the meeting is adjourned or postponed, your Nasdaq Securities may be voted by the proxy holders on the new meeting date as well, unless you have revoked your proxy instructions before that date.

        How to Revoke Your Proxy Instructions.    To revoke your proxy instructions, you must (1) so advise Nasdaq's Corporate Secretary, Joan C. Conley, c/o The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York, 10006, in writing before your Nasdaq Securities have been voted by the proxy holders at the meeting, (2) deliver to Nasdaq's Corporate Secretary before the date of the Annual Meeting your revised proxy instructions, or (3) attend the meeting and vote your Nasdaq Securities in person.

        Cost of This Proxy Solicitation.    Nasdaq will pay the cost of its proxy solicitation. Nasdaq will, upon request, reimburse brokers, banks, and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. Some of Nasdaq's employees may also solicit Holders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. Mellon Investors Services has been retained to assist in soliciting proxies at a fee of $7,500 plus costs and expenses for these services.

        Attending the Annual Meeting.    If you are a holder of record and you plan to attend the Annual Meeting, please indicate this when you vote. If you are a beneficial owner of Nasdaq Securities held by a bank, broker or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the bank, broker, or other nominee are examples of proof of ownership. If you want to vote in person your Nasdaq Securities held in street name, you will have to obtain a proxy, executed in your favor, from the holder of record.

PROPOSAL I

ELECTION OF DIRECTORS

        The business and affairs of Nasdaq are managed under the direction of the Board of Directors. The Certificate of Incorporation establishes a classified Board of Directors, divided into three classes having staggered terms of three years each. Pursuant to the Certificate of Incorporation and Nasdaq's By-Laws, the Board of Directors may determine the total number of directors. The Board of Directors currently consists of seven Class 1 directors, seven Class 2 directors, and seven Class 3 directors. All seven Class 3 directors are to be elected at the Annual Meeting by the Holders for terms expiring at the 2006 annual meeting of Stockholders and upon their successors being duly elected and qualified. The directors whose terms will expire at the Annual Meeting are: Michael Casey, John D. Markese, Vikram S. Pandit, David Pottruck, Arthur Rock and Richard C. Romano. In addition, there is currently one vacancy in Class 3. Messrs. Pandit, Pottruck and Romano are retiring from the Board of Directors and will not stand for re-election as Class 3 directors at the Annual Meeting. The remaining Class 3 directors have been nominated for re-election.

        All nominees have consented to be named in this Proxy Statement and to serve on the Board of Directors, if elected. In the event that any nominee should not be available, the persons named in the proxy will vote for the other nominees and may vote for a substitute for the unavailable nominee.

        Under Nasdaq's By-Laws, all directors are classified as either Industry Directors, Non-Industry Directors, or Staff Directors (each as described below). In addition, Non-Industry Directors may also be classified as Public Directors or Issuer Representatives (each as described below). The number of Non-Industry Directors, including at least one Public Director and at least two representatives of Nasdaq-listed companies (an "Issuer Representative"), is required to equal or exceed the number of Industry Directors, unless the Board of Directors consists of nine or fewer directors. In such case only one director is required to be an Issuer Representative. Nasdaq establishes the classification of each director based on a questionnaire with specific questions related to each of the classifications discussed below. Nasdaq's General Counsel and Corporate Secretary annually certify to the Board of Directors the classification of each director.

        The following is a general description of Nasdaq's director classifications:

  •
  Industry Director means a director (excluding any two officers of Nasdaq, selected at the sole discretion of the Board of Directors, amongst those officers who may be serving as directors (the "Staff Directors")) who (i) has served in the prior three years as an officer, director, or employee of a broker or dealer, excluding an outside director or a director not engaged in the day-to-day management of a broker or dealer; (ii) is an officer, director (excluding an outside director), or employee of an entity that owns more than 10% of the equity of a broker or dealer, and the broker or dealer accounts for more than 5% of the gross revenues received by the consolidated entity; (iii) owns more than 5% of the equity securities of any broker or dealer, whose investments in brokers or dealers exceed 10% of his or her net worth, or whose ownership interest otherwise permits him or her to be engaged in the day-to-day management of the broker or dealer; (iv) provides professional services to brokers or dealers, and such services constitute 20% or more of the professional revenues received by the director or member or 20% or more of the gross revenues received by the director's or member's firm or partnership; (v) provides professional services to a director, officer, or employee of a broker, dealer, or corporation that owns 50% or more of the voting stock of a broker or dealer, and such services relate to the director's, officer's or employee's professional capacity and constitute 20% or more of the professional revenues received by the director or 20% or more of the gross revenues received by the director's or member's firm or partnership; or (vi) has a consulting or employment relationship with or provides professional services to the NASD, NASD Regulation, Inc. ("NASDR"), Nasdaq, or the American Stock Exchange LLC ("Amex") or has had any such relationship or provided such services at any time within the prior three years.

  •
  Non-Industry Director means a director (excluding the Staff Directors) who is (i) a Public Director; (ii) an officer or employee of an issuer of Nasdaq-listed securities or securities traded in the over-the-counter market ("Issuer Representative"); or (iii) any other individual who would not be an Industry Director.

  •
  Public Director means a director who has no material business relationship with a broker or dealer or the NASD, NASDR, or Nasdaq and does not meet the definition of Industry Director set forth above.

Information With Respect to Director Nominees

        Listed below are the nominees for Class 3 directors, including information showing the principal occupation, business experience and current public directorships, if any, of each, the age of each as of the date of this Proxy Statement, and the year each was first elected a director of Nasdaq. The nominees are to serve for a three-year term expiring at the 2006 annual meeting of Stockholders and upon their successors being duly elected and qualified.

        Unless authority is withheld, proxies in the accompanying form will be voted in favor of electing the individuals identified in the table below as Class 3 directors of Nasdaq. If the proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

Name	Age	Class	Position	Director Since
Michael Casey	57	3	Director	2001
Lon Gorman	54	3	Director	—
John D. Markese	57	3	Director	1996
Thomas F. O'Neill	57	3	Director	—
James S. Riepe	59	3	Director	—
Arthur Rock	76	3	Director	2000
Arshad R. Zakaria	41	3	Director	—

Class 3 Nominees

        Michael Casey, a Non-Industry Director nominee, was elected to the Nasdaq Board in January 2001. Mr. Casey has been Executive Vice President, Chief Financial Officer ("CFO"), and Chief Administrative Officer of Starbucks Corporation, a leading roaster and retailer of specialty coffee, since September 1997. Prior to his current position, Mr. Casey was Senior Vice President and CFO of Starbucks from August 1995 to September 1997.

        Lon Gorman, an Industry Director nominee, has been Vice Chairman of The Charles Schwab Corporation ("Schwab"), a holding company whose subsidiaries engage in securities brokerage and financial services, since July 1999 and President of Schwab Capital Markets L.P. ("SCMLP") since June 1996. Mr. Gorman is also a member of Schwab's Executive Committee and co-Chairman of Aitken Campbell, a United Kingdom-based market maker. Mr. Gorman joined Schwab in June 1996 as President of SCMLP.

        John D. Markese, a Public Director nominee, has been a member of the Nasdaq Board since 1996. Mr. Markese is President and Chief Executive Officer ("CEO") of the American Association of Individual Investors, a not-for-profit organization specializing in providing investment education to individuals, since 1992, and an Executive Vice President from 1986 to 1992.

        Thomas F. O'Neill, an Industry Director nominee, is a founding principal of Sandler O'Neill & Partners L.P., an investment bank, which was founded in 1988. Mr. O'Neill is also a director of Misonix, Inc.

        James S. Riepe, a non-Industry Director nominee, has been Vice Chairman of Board of Directors of T. Rowe Price Group, Inc. since April 1997. He is also Chairman of the T. Rowe Price Mutual Funds and a member of the firm's Management Committee. Mr. Riepe also serves as chairman and a director of T. Rowe Price's marketing and service subsidiaries. Mr. Riepe joined T. Rowe Price in 1982 as a vice president and director of the firm.

        Arthur Rock, a Non-Industry Director nominee, was elected to the Nasdaq Board in July 2000. Mr. Rock is Principal of Arthur Rock & Co., a venture capital firm in San Francisco, California he founded in 1969. Mr. Rock is a Director Emeritus of Intel Corporation and serves on the board of directors of Echelon Corporation.

        Arshad R. Zakaria, an Industry Director nominee, has been Executive Vice President of Merrill Lynch & Co., Inc. and has been President of Global Markets and Investment Banking ("GMI") since February 2003. Mr. Zakaria is a member of the firm's Operating and Executive Management Committees. From October 2001 to February 2003, Mr. Zakaria served as Co-President of GMI business. Mr. Zakaria served from May 2000 until October 2001 as head of Corporate Risk Management. Prior to that, he served as Chief Operating Officer ("COO") and as head of the Global Corporate Finance Group. Mr. Zakaria joined Merrill Lynch in 1987 in Investment Banking, and was named managing director in 1991.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE CLASS 3 NOMINEES.

Executive Officer and Director Transition

        On April 15, 2003, Nasdaq announced that the Board of Directors had elected Robert Greifeld as President and CEO, to succeed Hardwick Simmons as CEO. In December 2002, Mr. Simmons announced his intention to retire as CEO, Chairman of the Board and director in 2003 upon the selection of his successor. The Nasdaq Board also announced that H. Furlong Baldwin, a member of the Board of Directors, had been named non-executive Chairman of the Board. Both appointments are effective as of May 12, 2003. The Nasdaq Board has indicated an intent to elect Mr. Greifeld to the Board of Directors effective as of May 12, 2003.

Information With Respect to the Other Directors

        The Class 1 directors have terms expiring at the 2004 annual meeting of Stockholders and upon their successors being duly elected and qualified. The Class 2 directors have terms expiring at the 2005 annual meeting of Stockholders and upon their successors being duly elected and qualified. There is currently one vacancy in Class 1. In addition, one Class 2 director, Kenneth D. Pasternak, has announced that he is resigning effective as of the Annual Meeting. Pursuant to Nasdaq's By-Laws, the Board of Directors has elected Thomas M. Joyce to fill the Class 1 existing vacancy and John P. Havens to fill the Class 2 vacancy, effective as of the Annual Meeting.

        Listed below are (i) the continuing directors, (ii) Mr. Simmons, Nasdaq's current Chairman and CEO; and (iii) Messrs. Joyce and Havens, who have been elected by the Board of Directors to fill vacancies on the Board of Directors effective immediately following the Annual Meeting. In addition, set forth below is information showing the principal occupation, business experience and current public directorships, if any, of each, the age of each, and the year each was first elected a director of Nasdaq.

Name	Age	Class	Position	Director Since
Hardwick Simmons	62	1	Chairman	2001
H. Furlong Baldwin	71	1	Director and Chairman-designate	2000
Frank E. Baxter	66	1	Director	1998
Michael W. Clark	43	1	Director	2001
William S. Cohen	62	1	Director	2001
John P. Havens	46	2	Director	2003
F. Warren Hellman	68	2	Director	2001
Richard G. Ketchum	52	2	Director	2001
Thomas M. Joyce	48	1	Director	2003
Arvind Sodhani	49	1	Director	2000
Sir Martin Sorrell	58	2	Director	2001
Thomas G. Stemberg	54	2	Director	2002
Thomas W. Weisel	62	2	Director	2002
Mary Jo White	55	2	Director	2002

        Hardwick Simmons, a Staff Director, became Chairman of the Nasdaq Board in September 2001 and has been CEO of Nasdaq since February 2001. Mr. Simmons has announced that he will retire from the Nasdaq Board and stepdown as CEO effective as of May 12, 2003. Mr. Simmons has been a member of the NASD Board of Governors (the "NASD Board") since 2001. Prior to joining Nasdaq, Mr. Simmons served from May 1991 to December 2000 as President and CEO of Prudential Securities Incorporated, the investment and brokerage firm, and Prudential Securities Group Inc., the firm's holding company. Prior to joining Prudential Securities in 1991, Mr. Simmons was President of the Private Client Group at Shearson Lehman Brothers, Inc.

        H. Furlong Baldwin, a Non-Industry Director, was elected to the Nasdaq Board in July 2000, and will assume the position of non-executive Chairman of the Nasdaq Board effective as of May 12, 2003. Mr. Baldwin also has been a member of the NASD Board since 1999. Mr. Baldwin served as CEO of the Mercantile Bankshares Corporation, a multi-bank holding company, from April 1976 until March 2001. Mr. Baldwin retired as chairman and member of the Mercantile Board of Directors in March 2003. Mr. Baldwin joined Mercantile-Safe Deposit & Trust Company in 1956 and was elected President in 1970 of Mercantile-Safe Deposit & Trust Company and Mercantile Bankshares Corporation and Chairman and CEO in 1976. Mr. Baldwin serves on the board of directors of W.R. Grace & Co., and Platinum Underwriters Holdings, Ltd.

        Frank E. Baxter, an Industry Director, was elected to the Nasdaq Board in 1998. Mr. Baxter is Chairman Emeritus of the Jefferies Group, Inc., a holding company whose affiliated companies offer a variety of services for institutional investors. Mr. Baxter joined Jefferies & Co. in 1974 and during his time has served as President, COO, and CEO. Mr. Baxter is a director of Investment Technology Group, Inc. and Farmal, Inc.

        Michael W. Clark, an Industry Director, was elected to the Nasdaq Board in May 2001. Mr. Clark is Co-Head of the Equity Department and a member of the Executive Board at Credit Suisse First Boston, Inc. ("CSFB"), a global investment bank serving institutional, corporate, government, and individual clients. Mr. Clark also serves on the firm's Operating Committee and is a member of the firm's Global Recruiting Steering Committee. Mr. Clark joined CSFB as a Vice President in 1991. Prior to assuming his present role in 1995, Mr. Clark was in charge of CSFB's global convertible trading and risk management.

        William S. Cohen, a Public Director, was elected to the Nasdaq Board in April 2001 and began serving in May 2001. Secretary Cohen is the Chairman and CEO of The Cohen Group, a strategic business consulting firm. Mr. Cohen was previously the Secretary of Defense during the Clinton Administration from 1997 to 2001. Secretary Cohen represented Maine in the U.S. Senate for three terms and in the U.S. House of Representatives for three terms before retiring in 1996. Mr. Cohen serves on the board of directors of Cendant Corporation, IDT Corporation, Velocity Express Corporation, and Head, NV.

        John P. Havens, an Industry Director, has been Morgan Stanley's Global Head of Institutional Equity Division and a member of Morgan Stanley's Management Committee since September 2000 and Managing Director of Morgan Stanley & Co., Incorporated since 1990. Previously, Mr. Havens was the Head of Global Equity Sales and Trading at Morgan Stanley. He joined Morgan Stanley in 1986 as a Principal in Institutional Equity.

        F. Warren Hellman, a Non-Industry Director, was elected to the Nasdaq Board in March 2001 effective upon the consummation of the sale by Nasdaq of the Voting Notes to Hellman & Friedman that closed on May 3, 2001. Mr. Hellman is a cofounder and is currently the Chairman of Hellman & Friedman LLC, a private equity investment firm. Prior to his current positions, Mr. Hellman was a general partner of Hellman, Ferri Investment Associates, Matrix Management Company I and II, and President of Lehman Brothers. Mr. Hellman serves on the board of directors of WPP Group plc, Levi Strauss & Co., and D.N.&E. Walter & Co.

        Thomas M. Joyce, an Industry Director nominee, has been CEO and President of Knight Trading Group, Inc., a market maker in U.S. equity securities, since May 2002. Prior to joining Knight Trading Group, Mr. Joyce served as Global Head of Trading at Sanford C. Bernstein & Co., since 2001. Previously, Mr. Joyce worked at Merrill Lynch & Co., Inc. from May 1987 to December 2001, serving most recently as Head of Global Equity eCommerce from 1999 to 2001 and as Head of U.S. Equities at Merrill Lynch from 1996 to 1999.

        Richard G. Ketchum, a Staff Director, was elected to the Nasdaq Board in September 2001, and has been appointed Vice Chairman of Nasdaq effective as of May 12, 2003. Prior to that date, Mr. Ketchum has served as President of Nasdaq since July 2000, and Deputy Chairman since December 2000. Prior to this current position, Mr. Ketchum served as President of the NASD since 1998, COO of the NASD since 1993, and Executive Vice President of the NASD since 1991.

        Arvind Sodhani, a Non-Industry Director, was elected to the Nasdaq Board in January 1997. From July 2000 to December 2000, Mr. Sodhani served as a non-voting member of the Nasdaq Board. Mr. Sodhani has been a member of the NASD Board since 1998. Mr. Sodhani is Vice President and Treasurer of Intel Corporation, a semiconductor manufacturer of chips and computer networking products. Mr. Sodhani joined Intel in 1981 and became a Vice President in 1990.

        Sir Martin Sorrell, a Non-Industry Director, was elected to the Nasdaq Board in January 2001. Sir Martin is a founder and, since 1986, has been Group Chief Officer of WPP Group plc, a global communication services organization. Prior to this position, Sir Martin was the Group Finance Director of Saatchi & Saatchi, PLC.

        Thomas G. Stemberg, a Non-Industry Director, was elected to the Nasdaq Board in May 2002. Mr. Stemberg has served as an executive officer of Staples, Inc., an office supply superstore retailer, with the title of Chairman since February 2002, and has been Chairman of the Board of Directors of Staples, Inc. since February 1988. Mr. Stemberg served as CEO of Staples from January 1986 to February 2002. Mr. Stemberg serves on the board of directors of PETsMART, Inc. and Polycom, Inc.

        Thomas W. Weisel, an Industry Director, was elected to the Nasdaq Board in May 2002. Mr. Weisel has been Chairman and CEO of Thomas Weisel Partners LLC, a merchant banking firm, since he founded the firm in January 1999. Prior to this position, Mr. Weisel was the founder, chairman, and CEO of Montgomery Securities from 1978 until October 1998.

        Mary Jo White, a Public Director, was elected to the Nasdaq Board in May 2002. Ms. White has been a partner at the law firm of Debevoise & Plimpton since April 2002, and served as the United States Attorney for the Southern District of New York from June 1993 until January 2002.

Board and Committee Meetings

        The Board of Directors held seven meetings during the year ended December 31, 2002. No directors other than Messrs. E. Stanley O'Neal, Pandit, Pottruck, Sodhani and Sorrell attended fewer than 75% of the meetings of the Board of Directors and those committees on which the director served during the year.

        Nasdaq's By-Laws and the Board of Directors have established nine standing committees, which are described below.

        Executive Committee.    Subject to the limitations in Nasdaq's By-Laws, the Executive Committee has the general power and authority of the Board of Directors in the management of the business and affairs of Nasdaq between meetings of the Board of Directors. Messrs. Simmons, Baxter, Casey, Cohen, Ketchum, Romano, Sodhani and Weisel serve on the Executive Committee. This committee met five times during 2002.

        Finance Committee.    The Finance Committee advises the Board of Directors with respect to the oversight of the financial operations and conditions of Nasdaq, including recommendations for Nasdaq's annual operating and capital budgets. Messrs. Sodhani, Baxter, Hellman, Ketchum, Simmons and Weisel serve as voting members of the Finance Committee. This committee met ten times during 2002.

        Officer Committee.    The Officer Committee considers and recommends policies and practices with respect to officers of Nasdaq, and has the authority to select and remove officers of Nasdaq, other than certain senior officers. Messrs. Simmons and Ketchum serve on the Officer Committee. This committee met twice during 2002.

        Baxter Committee.    The Baxter Committee, which is chaired by Mr. Baxter, is a special purpose committee established to recommend policies with respect to the separation of Nasdaq from the NASD. Messrs. Baxter, Hellman, Pandit, Rock, Sodhani and Sorrell serve on the Baxter Committee. This committee met six times during 2002.

        Corporate Client Committee.    The Corporate Client Committee considers and recommends policies with respect to Nasdaq-listed companies. Messrs. Cohen, Clark, Hellman, Pottruck and Sorrell serve on the Corporate Client Committee. This committee met three times during 2002.

        Management Compensation Committee.    The Management Compensation Committee, composed entirely of independent directors (as defined under Nasdaq Rule 4200(a)(14)), among other duties, reviews and recommends compensation and benefit plans for Nasdaq officers and staff, reviews base salary and incentive compensation for each officer whose base salary exceeds $250,000 or whose total annual compensation exceeds $500,000, administers the Nasdaq Equity Incentive Plan ("Equity Plan") and Employee Stock Purchase Plans ("ESPP") and reviews annually with the Board of Directors the performance of the CEO. Messrs. Baldwin, Casey, Clark, Cohen, Sodhani and Stemberg serve on the Management Compensation Committee, and Mr. O'Neal served on this Committee during 2002. The Committee met in Executive Session at each of the five committee meetings in 2002. The Equity Committee administered the Equity Plan and the ESPP until May 2002, when it was consolidated with the Management Compensation Committee into one governing body under an expanded Management

Compensation Committee charter. Messrs. Baldwin, Romano and Sodhani served on the Equity Committee. The Equity Committee met once during 2002 prior to its consolidation with the Management Compensation Committee.

        Nominating Committee.    The Nominating Committee has the authority to nominate candidates for vacancies on the Board of Directors. Nominations for directors to be elected by the Stockholders are made by the Nominating Committee, or may be made by a Stockholder in accordance with the procedures described in the section entitled "Stockholder Proposals and Nominations of Directors" below. If a director position becomes vacant because of death, disability, disqualification, removal, resignation or increase in the number of directors, the Nominating Committee will nominate, and the Board of Directors will elect by majority vote, a person satisfying the classification (Industry, Non-Industry or Public Director), if applicable, for the directorship to fill such vacancy, except that if the remaining term is not more than six months, no replacement is required. Nasdaq's By-Laws require that no more than three current members of the Board of Directors and two Industry members may serve on the Nominating Committee. The current members of the Nominating Committee are: Alfred E. Osborne, Jr., Andrew Cader, Benita Pierce, Joseph Grundfest, James M. Shuart, and Bernard L. Madoff. None of the members of the committee currently serve on the Board of Directors. This committee met once during 2002.

        Policy Committee.    On March 13, 2002, the Policy Committee was formed by the Board of Directors to review and recommend action on proposed rule changes to the Board of Directors. The current members of the Policy Committee: Ms. White and Messrs. Clark, Pasternak and Stemberg serve on the Policy Committee. This committee met three times during 2002.

        Audit Committee.    The Audit Committee oversees Nasdaq's financial reporting process on behalf of the Board of Directors and reports to the Board of Directors the results of these activities, including the systems of internal controls which management and the Board of Directors have established, Nasdaq's audit and compliance process and financial reporting. The Audit Committee, among other duties, engages the independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent public accountants with the independence of such auditors and reviews the independence of the independent public accountants. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Annex A. Messrs. Markese, Hellman, Pandit, Romano and Ms. White serve on the Audit Committee. This committee met eight times during 2002. The Board of Directors has determined that Audit Committee members must meet the independence standards for audit committees established by the NASD and has concluded that each member of the Audit Committee satisfies these independence standards.

Director Compensation

        Employee directors do not receive additional compensation for serving on the Board of Directors. For services in 2002, all non-employee directors of Nasdaq were paid total cash compensation of $20,000, which was paid on a quarterly basis, and all non-employee directors as of February 28, 2002 were awarded 5,000 stock options, with an exercise price equal to fair market value of the shares on the date of grant. These stock options vest in two equal installments on each February 14th following the first and second anniversaries of the date of grant and expire on the earlier of the tenth anniversary of such date of grant or three years from the termination of the director's service on the Board of Directors. Directors do not receive retirement, health or life insurance benefits, and do not receive additional fees for meeting attendance. Two directors elected to waive all compensation and one director elected to waive option awards for services rendered in 2002.

        In November 2002, the Nasdaq Board approved a modification to the Director Compensation Program pursuant to which all non-employee directors receive a compensation package valued at $40,000. The economic value of the Director Compensation Program has remained substantially the same as it was in 2001. Each non-employee director may elect to receive the compensation package in cash, payable in equal quarterly installments, shares of restricted stock, or a combination thereof. Calculation of the number of shares of restricted stock to be awarded will be based on the closing price of the Common Stock on the date prior to the grant. The shares of restricted stock will vest two years from date of grant and unvested shares are forfeited in certain circumstances upon termination of the director's service on the Nasdaq Board.

PROPOSAL II

ADOPT THE EXECUTIVE CORPORATE INCENTIVE PLAN

        On January 29, 2003, the Nasdaq Board approved the adoption of the Executive Corporate Incentive Plan (the "ECIP"), subject to Holder approval of the material terms of the ECIP. Incentive payments made under the ECIP are intended to qualify as "performance-based" compensation exempt from the $1,000,000 deduction limit (described below) imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). A summary of the material terms of the ECIP is set forth below and is qualified in its entirety by reference to the ECIP attached as to this Proxy Statement as Appendix B.

        Purpose.    The purpose of the ECIP is to attract, retain and motivate key executives by providing cash incentive awards to designated executives of Nasdaq, its subsidiaries and affiliates. Awards are intended to tie compensation to performance thereby rewarding exceptional performance that supports Nasdaq's objectives.

        Administration of the Plan.    The ECIP is administered by the Management Compensation Committee of the Nasdaq Board (for purposes of this Proposal II, the "Committee"), which is a committee of two or more members of the Nasdaq Board, each of whom is required to be an "outside director" within the meaning of Section 162(m). The Committee has all powers vested in it by the terms of the ECIP, including, without limitation, the authority to select the executive officers to be granted awards under the ECIP, to determine whether objectives and conditions for earning awards have been met, establish the maximum award which may be earned in any one year, subject to the ECIP's overall maximum and to determine whether an award or payment of an award should be reduced or eliminated. The Committee will have full power and authority to administer and interpret the ECIP and to adopt rules, guidelines and instruments for the administration of the ECIP. All actions taken and interpretations and determinations made by the Committee will be conclusive and binding on all parties concerned.

        Effective Date.    The ECIP is effective as of January 1, 2003, subject to approval of the Holders, as requested herein.

        Eligibility.    Individuals who are active executives and who are chosen and designated by the Committee to participate in the ECIP in any given year. It is anticipated that all named executive officers in any given year (as defined on page 12 of this Proxy Statement) will participate in the ECIP. The eligible group is approximately five to ten persons.

        Awards.

        Setting Awards.    The Committee will establish in writing for each calendar year one or more performance goals to be attained (which is the performance period). The performance goals for named executive offices will be based on the attainment of specific levels of performance of Nasdaq with reference to one or more of the following performance measures related to Nasdaq as the Committee, in its sole discretion, shall select with respect to each performance period:

  •
  Earnings per share of the Common Stock;

  •
  Revenue growth;

  •
  Net income or net profits (before or after taxes);

  •
  Return measures (including, but not limited to, return on assets or net assets, capital, equity or sales);

  •
  Cash flow (including, but not limited to, operating cash flow and free cash flow);

  •
  Expense targets;

  •
  Planning accuracy (as measured by comparing planned results to actual results);

  •
  Market share;

  •
  Corporate reputation;

  •
  Business effectiveness survey results generated within Nasdaq;

  •
  Any Performance Measure above as compared to various stock market indices; and

  •
  Any Performance Measure above as compared to the performance of other companies.

At the time it establishes the performance goals, the Committee will prescribe a formula to determine the amount of the award which may be payable based upon the degree to which the performance goals are reached during the calendar year.

        Payment of Awards.    As soon as practicable following the end of the year, the Committee will certify the attainment of the performance goals and will calculate the amount of the award if any, for each participant. The maximum award that may be paid to any participant under the ECIP with respect to any calendar year is the greater of 3% of Nasdaq's net income before taxes for that year or $3,000,000. This maximum represents a limitation and not a target. Awards will be payable in cash no later than March 1st of the following year. Payments may be above or below target (the Committee has discretion to pay less than the maximum award for a particular level of performance), but may not be greater than the award maximum that relates to the level of performance attained. No payment will be made if the minimum performance target(s) is not met. Total bonuses received by a participant remain subject to any guaranteed minimum bonus provisions that may be in the employment agreement of a particular participant.

        All payments will be subject to the Executive Retention Component of the Incentive Compensation Program ("Retention Program") adopted by the Committee and the Nasdaq Board in 2001. Pursuant to this retention program, twenty percent (20%) of the cash payable with respect to each award shall be retained by Nasdaq for 24 months following the award payment date. Retained amounts are credited with interest at an annual rate of prime plus one percent (1%), and are generally paid to the participant, provided he or she remains in the employ of Nasdaq at the conclusion of the 24-month period unless his or her employment is terminated on account of retirement, disability or death, in which case the retained amount is also paid. In general, in the event of termination by Nasdaq without cause, a pro rata portion of the retained amount (plus applicable interest) is paid.

        Nasdaq will not be required to establish any special or separate fund or to segregate assets to ensure payment under the ECIP, which shall be unfunded.

        Amendments and Termination.

        Amendments.    The Committee may at any time terminate or from time to time amend the ECIP in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards already made under the ECIP.

        In addition, Holders must approve any amendment to the ECIP that modifies the requirements as to eligibility for participation in the ECIP, increases the maximum amount that can be paid to any one participant under the ECIP, changes the performance measures used to determine maximum incentive awards or would cause outstanding or pending awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

        Termination.    No awards shall be made under the ECIP after December 31, 2008.

        Federal Income Tax Information.    Under Section 162(m) of the Code, Nasdaq is not entitled to a deduction for certain executive compensation in excess of $1,000,000, unless the compensation qualifies as "performance-based compensation" under Section 162(m) and the Treasury Regulations promulgated thereunder. If Holders approve the ECIP, the compensation payable under the ECIP is intended to qualify as "performance-based compensation" and to be fully deductible by Nasdaq.

NEW PLAN BENEFITS

        Since payments under the ECIP will be determined by comparing actual performance to the performance goals established by the Committee, it is not possible to predict the awards that will be paid under the ECIP for any year.

        Required Vote.    The Treasury Regulations promulgated under Section 162(m) of the Code require the affirmative vote of a majority of the votes cast on the issue at the Holders Meeting to approve the Executive Corporate Incentive Plan.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE EXCUTIVE CORPORATE INCENTIVE PLAN.

PROPOSAL III

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as independent auditors to audit the financial statements for fiscal year 2002. Ernst & Young has audited Nasdaq's financial statements since fiscal year 1986. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        Fees incurred by Nasdaq payable to Ernst & Young for fiscal year 2002 audit, audit related and other services (including expenses) totaled $5,503,657. Details of the fees are provided as follows:

Audit fees	$1,333,000
Financial information systems development and implementation	—
All other fees:
– Audit related	2,648,825
– Other	1,521,832

Total all other fees	4,170,657

Total	$5,503,657

        Audit fees represent the audit, inclusive of international entities, of Nasdaq's annual financial statements and the review of Nasdaq's quarterly reports on Form 10-Q.

        All other fees included Audit related fees of $2,648,825 and Other fees of $1,521,832. Audit related fees include fees related to transactional due diligence related to Nasdaq's global strategic initiatives of $1,933,753, accounting advisory fees of $394,580 and fees for statutory audits of consolidated entities of $320,492. Other fees include internal audit co-sourcing of $1,196,411 (of which all such services terminated as of June 30, 2002), tax advisory services of $286,471 and client advisory services of $38,950.

        Below represents additional disclosure regarding services provided by Ernst & Young in 2002 based on the new categories provided by the SEC auditor independence disclosure rules that will become effective in 2003:

Audit services	$1,653,492
Audit-related services	2,328,333

Audit and audit related	3,981,825
Tax services	286,471
Other services	1,235,361

Total	$5,503,657

        Ernst & Young may continue to provide non-audit services pursuant to the terms of its contract with Nasdaq during fiscal year 2003 except for services that are not allowed under current regulatory prohibitions. Any allowable non-audit services (e.g., Tax Consulting, Client Assistance, Internal Control Review) thereafter if approved by Nasdaq senior management and the Audit Committee. Nasdaq will not rely upon Ernst & Young to provide Internal Audit Co-Sourcing in 2003 and did not supply such service in 2002 after June of 2002.

        The Audit Committee also reviewed, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services and considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young's independence.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

        The Board of Directors knows of no business other than the matters set forth herein that will be presented at the Annual Meeting. Inasmuch as matters not known at this time may come before the Annual Meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters as may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Nasdaq's voting securities by (1) all persons who are beneficial owners of more than 5% of Nasdaq's voting securities, (2) each director and nominee director, (3) Nasdaq's CEO and the four most highly compensated executive officers other than the CEO, who were serving as executive officers at the end of 2002 (collectively, the "named executive officers") and (4) all directors, nominee directors and executive officers as a group. Except as otherwise indicated, Nasdaq believes that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address of such persons is One Liberty Plaza, New York, New York, 10006. As of March 31, 2003, 78,621,189 shares of Common Stock were outstanding (including shares of restricted Common Stock), one share of Series B Stock was outstanding. Nasdaq Japan currently is in liquidation, which is expected to be concluded in the second quarter of 2003. Shares of Nasdaq Japan voting securities are deemed to have no value and effectively cancelled. Accordingly, no beneficial ownership information for Nasdaq Japan is being presented.

Name of beneficial owner	Common Stock Beneficially Owned		Percent of Class	Series B Stock Beneficially Owned	Percent of Class
National Association of Securities Dealers, Inc. 1735 K Street, N.W. Washington, D.C. 20006	43,225,976	(1)	55.0%	1	100%
Hellman & Friedman Capital Partners IV, L.P. One Maritime Plaza 12th Floor San Francisco, CA 94111	12,500,000	(2)	13.8% (3)	—	—
H. Furlong Baldwin	2,500	(4)	*	—	—
Frank E. Baxter	52,500	(5)	*	—	—
Michael Casey	2,500	(6)	*	—	—
Michael W. Clark	—	(7)	*	—	—
William S. Cohen	2,500	(8)	—	—	—
Lon Gorman	—	(9)	*	—	—
John P. Havens	—	(10)	*	—	—
F. Warren Hellman	2,500	(2)(11)	*	—	—
Thomas M. Joyce	—	(12)	*	—	—
John D. Markese	17,500	(13)	*	—	—
E. Stanley O'Neal	2,500	(14)	*	—	—
Thomas F. O'Neill	—	(15)	*	—	—
Vikram S. Pandit	—	(16)	—	—	—
Kenneth D. Pasternak	252,500	(17)	*	—	—
David S. Pottruck	2,500	(18)	—	—	—
James S. Riepe	—	(19)	*	—	—
Arthur Rock	202,500	(20)	*	—	—
Richard C. Romano	42,500	(21)	*	—	—
Arvind Sodhani	—	(22)	—	—	—
Sir Martin Sorrell	2,500	(23)	*	—	—
Thomas G. Stemberg	1,261	(24)	*	—	—
Thomas W. Weisel	1,261	(25)	*	—	—
Mary Jo White	1,261	(26)	*	—	—
Arshad R. Zakaria	—	(27)	*	—	—
Hardwick Simmons	1,333,334	(28)	1.7%	—	—

Richard G. Ketchum	277,600	(29)	*		—	—
John L. Hilley	76,002	(30)	*		—	—
Edward Knight	65,347	(31)	*		—	—
David Weild IV	190,140	(32)	*		—	—
All directors, nominees and executive officers as a group (36 persons)	3,101,754		3.9	%(33)	—	—

*
Less than one percent

(1)
Reflects 43,225,976 shares of Common Stock underlying warrants issued by the NASD. This number includes 20,830 Warrant Shares underlying warrants that have been exercised for Common Stock by the holders of such warrants; until Exchange Registration is approved by the SEC, the NASD retains the right to vote these Warrant Shares pursuant to the Voting Trust.

(2)
Hellman & Friedman owns the Voting Notes. Hellman & Friedman Investors IV, LLC ("Hellman & Friedman IV"), is the general partner of each of the Hellman & Friedman limited partnerships. The Voting Notes are currently convertible into 12,000,000 shares of Common Stock, subject to adjustment, in general, for any stock split, dividend, combination, recapitalization or other similar event. Hellman & Friedman also owns 500,000 shares of Common Stock. The investment decisions of each of the Hellman & Friedman limited partnerships are made by the investment committee of Hellman & Friedman IV, which indirectly exercises sole voting and investment power with respect to the Voting Notes and the shares of Common Stock. Mr. Hellman is one of nine members of the investment committee. Mr. Hellman disclaims beneficial ownership of the Voting Notes and the shares of Common Stock except to the extent of his indirect pecuniary interest. The 12,500,000 shares does not include shares of Common Stock owned by Mr. Hellman.

(3)
Assumes the full conversion of the Voting Notes.

(4)
Represents vested options to purchase Common Stock issued under the Equity Plan.

(5)
Includes 2,500 vested options to purchase Common Stock issued under the Equity Plan. The 50,000 shares of Common Stock are held by The Baxter 1988 Trust, which Mr. Baxter controls. Excludes shares of Common Stock owned by the Jeffries Group, Inc. and its affiliates, of which Mr. Baxter is the Chairman. Mr. Baxter disclaims beneficial ownership of such shares.

(6)
Represents 2,500 vested options to purchase Common Stock issued under the Equity Plan and excludes shares of Common Stock owned by Starbucks Corporation, of which Mr. Casey is an officer. Mr. Casey disclaims beneficial ownership of such shares.

(7)
Excludes shares of Common Stock owned by CSFB and its affiliates, of which Mr. Clark is an officer. Mr. Clark disclaims beneficial ownership of such shares.

(8)
Represents vested options to purchase Common Stock issued under the Equity Plan.

(9)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by Schwab and its affiliates, of which Mr. Gorman is Vice Chairman. Mr. Gorman disclaims beneficial ownership of such shares and warrants.

(10)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by Morgan Stanley and its affiliates, of which Mr. Havens is an officer. Mr. Havens disclaims beneficial ownership of such shares and warrants.

(11)
Represents vested options to purchase Common Stock issued under the Equity Plan.

(12)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by Knight Trading Group, Inc. and its affiliates, of which Mr. Joyce is the CEO and President. Mr. Joyce disclaims beneficial ownership of such shares and warrants.

(13)
Includes 2,500 vested options to purchase Common Stock issued under the Equity Plan.

(14)
Represents vested options to purchase Common Stock issued under the Equity Plan and excludes shares of Common Stock owned by Merrill Lynch & Co., Inc. and its affiliates, of which Mr. O'Neal is an officer. Mr. O'Neal disclaims beneficial ownership of such shares.

(15)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by Sandler O'Neill & Partners, L.P., of which Mr. O'Neill is a founding principal. Mr. O'Neill disclaims beneficial ownership of such shares and warrants.

(16)
Excludes shares of Common Stock owned by Morgan Stanley & Co., Incorporated and its affiliates, of which Mr. Pandit is an officer. Mr. Pandit disclaims beneficial ownership of such shares.

(17)
Includes 2,500 vested options to purchase Common Stock issued under the Equity Plan and excludes shares of Common Stock owned by Knight Trading Group, Inc. and its affiliates, of which Mr. Pasternak is a director. Mr. Pasternak disclaims beneficial ownership of such shares.

(18)
Represents 2,500 vested options to purchase Common Stock issued under the Equity Plan and excludes shares of Common Stock owned by Schwab and its affiliates, of which Mr. Pottruck is an officer. Mr. Pottruck disclaims beneficial ownership of such shares.

(19)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Vice Chairman. Mr. Riepe disclaims beneficial ownership of such shares and warrants.

(20)
Includes 2,500 vested options to purchase Common Stock issued under the Equity Plan and 200,000 shares of Common Stock held by The Rock 2000 Trust, of which Mr. Rock is the sole trustee and beneficiary.

(21)
Includes 2,500 vested options to purchase Common Stock issued under the Equity Plan and an aggregate of 20,000 shares of Common Stock owned by Romano Brothers & Co., and 20,000 shares held in a revocable trust, of which Mr. Romano is the beneficiary. Mr. Romano is the President and majority stockholder of Romano Brothers & Co.

(22)
Excludes shares of Common Stock owned by Intel Corporation, of which Mr. Sodhani is an officer. Mr. Sodhani disclaims beneficial ownership of such shares.

(23)
Represents 2,500 vested options to purchase Common Stock issued under the Equity Plan.

(24)
Represents 1,261 shares of restricted stock issued under the Equity Plan, which vests 100% on January 29, 2005. Under the terms of this plan, Mr. Stemberg has the right to direct the voting of the restricted shares.

(25)
Represents 1,261 shares of restricted stock issued under the Equity Plan, which vests 100% on January 29, 2005. Under the terms of this plan, Mr. Weisel has the right to direct the voting of the restricted shares. Excludes shares of Common Stock owned by Thomas Weisel Partners LLC, of which Mr. Weisel is Chairman and CEO. Mr. Weisel disclaims beneficial ownership of such shares.

(26)
Represents 1,261 shares of restricted stock issued under the Equity Plan, which vests 100% on January 29, 2005. Under the terms of this plan, Ms. White has the right to direct the voting of the restricted shares.

(27)
Excludes shares of Common Stock and warrants to purchase Common Stock owned by Merrill Lynch & Co., Inc. and its affiliates, of which Mr. Zakaria is Executive Vice President. Mr. Zakaria disclaims beneficial ownership of such shares and warrants.

(28)
Represents 1,333,334 vested options to purchase Common Stock issued under the Equity Plan, of which 666,666 vested on February 1, 2002 and 666,668 vested on February 1, 2003.

(29)
Represents (a) 40,000 shares of restricted stock issued under the Equity Plan, of which 8,000 vested on February 14, 2002 and 8,000 vested on February 14, 2003; and (b) 237,600 vested options to purchase Common Stock issued under the Equity Plan, of which 118,800 vested on December 31, 2001, 61,200 vested on August 14, 2002 and 57,600 vested on February 14, 2003. Under the terms of this plan, Mr. Ketchum has the right to direct the voting of the restricted shares.

(30)
Represents (a) 30,000 shares of restricted stock issued under the Equity Plan, of which 6,000 vested on February 14, 2002 and 6,000 vested on February 14, 2003; and (b) 46,002 vested options to purchase Common Stock issued under the Equity Plan, of which 23,001 vested on December 31, 2001, 11,849 vested on August 14, 2002, and 11,152 vested on February 14, 2003. Under the terms of this plan, Mr. Hilley has the right to direct the voting of the restricted shares.

(31)
Represents (a) 15,900 shares of restricted stock issued under the Equity Plan, of which 3,180 vested on February 14, 2002 and 3,180 vested on February 14, 2003; (b) 46,002 vested options to purchase Common Stock issued under the Equity Plan, of which 23,001 vested on December 31, 2001, 11,849 vested on August 14, 2002 and 11,152 vested on February 14, 2003; and (c) 3,445 shares purchased under the ESPP. Under the terms of the Equity Plan, Mr. Knight has the right to direct the voting of the restricted shares.

(32)
Represents 15,900 shares of restricted stock issued under the Equity Plan, of which 3,180 vested on February 14, 2002 and 3,180 vested on February 14, 2003, and 174,240 vested options to purchase Common Stock issued under the Equity Plan, of which 87,120 vested on December 31, 2001, 44,880 vested on August 14, 2002, and 42,240 vested on February 14, 2003. Under the terms of this plan, Mr. Weild has the right to direct the voting of the restricted shares.

(33)
Assumes the exercise of all vested executive stock options.

EXECUTIVE COMPENSATION

Report of the Management Compensation Committee on Executive Compensation

        The Management Compensation Committee (the "Committee") of the Board of Directors, composed entirely of independent directors, has overall responsibility for establishing and administering Nasdaq's compensation, benefits and equity programs. The Equity Committee and the Committee were consolidated into one governing body, under an expanded Committee charter in 2002. The Equity Committee previously administered the Equity Plan and the ESPP. During fiscal year 2002, Messrs. Baldwin, Casey, Cohen, O'Neal, Stemberg, Clark and Sodhani served on the Committee, with Mr. Baldwin serving as the Chairperson. Each member of the Committee qualifies as a "non-employee director" under Rule 16b-3 promulgated under the Exchange Act. The Committee met five times in 2002 to review and administer executive compensation programs as well as various other compensation, benefits and equity policies and matters. The Committee met in Executive Session at each of the five committee meetings. The former Equity Committee met once in 2002 prior to the merger of the two committees and was comprised of Messrs. Sodhani, Romano and Baldwin, with Mr. Sodhani serving as Chairperson.

General Compensation Philosophy

        Nasdaq's general compensation philosophy is to provide a results based, total reward opportunity which includes compensation, benefits and equity, that firmly positions Nasdaq to attract, motivate and retain key executives in leadership roles. Total cash compensation varies with Nasdaq's performance in attaining both financial and non-financial objectives. Moreover, long-term incentive compensation, such as equity awards, is utilized to strengthen the relationship between pay and Nasdaq's performance and align employee and shareholder interests. Nasdaq maintains two major incentive compensation programs in which the majority of Nasdaq's employees participate: the annual Corporate Incentive Program ("CIP"), and the Equity Plan.

        In 2002, total cash compensation for eligible Nasdaq employees, including its executive officers, managers and employees in non management job categories consisted of base salary and an at risk cash bonus under the CIP. The level of cash bonus earned was generally determined based on corporate and individual performance tied to business unit objectives. The total amount of incentive compensation paid to all Nasdaq employees including guaranteed and contractual commitments in respect of 2002 was approximately 69% of the CIP opportunity at target performance levels. During 2002, individual cash bonus payments under the CIP were based on the following three measures: (1) Corporate Net Income before tax; (2) Business Unit Strategic Measures; and (3) Employee Satisfaction Index (management staff only) determined by an annual Business Effectiveness Employee Survey.

        Long-term incentive compensation has been delivered through the granting of stock options to all Nasdaq employees, including executive officers under the Equity Plan in 2001. These initial grants vest over three years. There was no broad based stock option grant in 2002. In addition, ownership of Common Stock is provided through a tax-qualified Employee Stock Purchase Plan ("ESPP"). This ESPP is generally available to all Nasdaq employees with six months or more of Nasdaq service. Participants in the ESPP are permitted to buy Common Stock at a discount of 15% from the fair market price with up to 10% of their base salary and bonus (subject to certain Internal Revenue Service limitations). Participation in the ESPP is an important component of Nasdaq's total compensation strategy and is completely voluntary. Approximately 63% of all eligible Nasdaq employees, defined as six or more months of service, participate in this program in 2002.

Executive Compensation

        The Committee considers both quantitative and qualitative factors in making pay decisions for executive officers of Nasdaq. These factors range from the Committee's consideration and review of business results, and judgment of individual performance. The Committee also solicits appropriate input from Nasdaq's Chairman and CEO and President and Deputy Chairman regarding total compensation and equity for those executives who report directly to them.

  •
  Base Salaries. In determining base salaries of executive officers, a variety of factors are considered, including: individual performance, skills and prior experience, scope of responsibility and accountability within the organization, and external market pay levels in the compensation comparator group (i.e., a select group of companies from banking, business/computer services, computers and related products, diversified financials, general services, and telecommunications industries). Base salaries are normally reviewed on an annual basis, however, adjustments may occur at the time of notable changes in executive responsibility or in response to events that would impact the long-term retention of a key executive. During 2002, the majority of executive base salaries were held constant due to the poor economic conditions.

  •
  Annual Cash Incentives. Through annual cash incentives, a significant portion of total cash compensation is "at risk" and performance based. However, in order to address significant leadership, recruitment and retention requirements during Nasdaq's transition to a stand-alone enterprise, some annual executive minimum cash incentives were guaranteed through 2002 and, in some cases, will be guaranteed in 2003. In addition, in order to retain top executives, the Committee in 2001 adopted the Executive Retention Component of the CIP. Under the Executive Retention Component, executives whose base salaries equal or exceed $300,000 have 20% (the "Retained Amount") of their annual CIP Award retained by Nasdaq for 24 months from the date of the annual award payout. Retained Amounts are credited with interest at an annual rate of prime plus one percent, and are paid to the executive, provided he or she remains in the employ of Nasdaq at the conclusion of the 24 month period unless employment is earlier terminated on account of retirement, disability or death, in which case the Retained Amount is also paid. In general, in the event of termination by Nasdaq without cause, a pro rata portion of the Retained Amount (plus the applicable interest) is paid.

  •
  Long-term Incentives. In 2002, the Committee began administering executive equity based compensation. A limited number of newly hired executive officers were granted both stock options and restricted stock awards in 2002. Awards made in 2002 under the Equity Plan are exempt from the Section 162(m) limitation discussed below. The restricted stock awards have a longer vesting schedule (five years) than typical stock option grants to serve as a further long-term incentive. This emphasis on equity-based compensation reflects the Committee's view that there should be a close alignment between executive rewards and Stockholder value creation.

        In January 2003, the Board of Directors adopted the Nasdaq Executive Corporate Incentive Plan ("ECIP"), which is intended to be a "qualified performance based bonus plan" in order to comply with the qualified performance based exception to the limitation on the deduction of compensation paid to certain key executives of Nasdaq pursuant to Section 162(m) of the Code. See "Proposal II."

        Section 162(m) of the Code provides a limit of $1,000,000 on the amount of compensation that may be deducted by a public company in any year in respect of each of the CEO and the next four most highly paid executive officers. Nasdaq became subject to this rule for the first time in 2001. The Committee has endeavored and will continue to endeavor to utilize certain transitional rules under the regulations governing Section 162(m) and other applicable exceptions to maximize the deductibility of compensation.

        In order to maintain flexibility in compensating executive officers, to promote a variety of qualitative and quantitative goals, and to attract needed leadership, the Committee has not adopted a policy that all compensation must be deductible. The Board authorized the necessary steps be taken to seek Holder approval of the ECIP, effective as of January 1, 2003, at the Annual Meeting.

Nasdaq Performance

        In linking executive pay to performance, the Committee believes that the most important measure of Nasdaq performance is the increase in long-term stockholder value, attained through operating income, revenue growth and market share. The Committee reviewed the 2002 corporate strategic accomplishments for each major business unit in determining executive compensation. The Committee approved the 2002 compensation awards for executive officers shown in the Summary Compensation Table that follows this report.

Profit Sharing and Retirement Plans

        Nasdaq provides both tax-qualified and a non-qualified savings and retirement plans. All eligible employees may participate in the tax qualified plans (both pension and savings). Participation by Nasdaq employees in the defined contribution tax-qualified 401(k) savings plan is approximately 80%. Nasdaq matches up to 4% of an employee's eligible compensation to this plan during the year and may make an additional discretionary contribution to the plan as approved by the Nasdaq Board on the Committee's recommendation, which may vary with the financial performance of Nasdaq. Due to Nasdaq's financial performance no additional discretionary match was made with respect to 2002. The non-qualified plan is a supplemental executive retirement plan. See the table that appears in the compensation section of this Proxy Statement for a description of the benefits under that plan.

Compensation of the Chairman and CEO and of the President and Deputy Chairman

        The determination of the compensation of Hardwick Simmons, Chairman and CEO of Nasdaq, as reflected in his employment agreement was based on a consideration of competitive industry pay practices and the recruitment needs of Nasdaq. Mr. Simmons' employment agreement provided for annual salary of $750,000 and a guaranteed annual cash incentive of $750,000 for 2002 payable in February 2003. Based on the Committee's consideration of the three key areas of Nasdaq performance: financial (profitability, revenue and expense reduction), sales and marketing (new product introduction, business unit revenue growth, retention of companies included in the Nasdaq-100 Index®) and operations business management (systems performance and reliability, delivery and efficiency), Mr. Simmons was awarded $750,000 incentive compensation for fiscal year 2002. However, Mr. Simmons elected, with the Committee's consent, to accept less than the guaranteed incentive and therefore received a $679,365 incentive compensation award for 2002, thereby making an additional $70,635 available for incentive awards to non-executive employees based on individual performance contributions. Nasdaq will retain twenty-percent of Mr. Simmons' incentive compensation award for 24 months pursuant to the Executive Retention Component discussed above. In addition, and in accordance with his employment agreement, Mr. Simmons was awarded 1,000,000 stock options in 2002 under the Equity Plan. The first one-third of all options awarded to Mr. Simmons became exercisable in February 2002.

        Similarly, the determination of the compensation of Richard Ketchum, President and Deputy Chairman of Nasdaq, as set forth in his employment agreement was based on considerations of competitive industry pay practices and the retention needs of Nasdaq. Mr. Ketchum's employment agreement provides him with guaranteed incentive compensation award equal to 100% of his base salary, which remained unchanged in 2002 at $546,013. In addition, Mr. Ketchum received a "stay bonus" of $1,092,026 in August 2002 payable under the conditions of his employment contract. Although, Mr. Ketchum offered to significantly reduce his guaranteed incentive compensation award of $546,013, the Committee, based upon Mr. Ketchum's leadership and performance during an economically challenging year, significant contributions to strategic objective accomplishments such as the launch of SuperMontage and improvements in operations and business management, granted Mr. Ketchum a revised 2002 incentive compensation award of $500,000. Mr. Ketchum elected, with the Committee's consent, to accept $475,000 of the incentive award and make an additional $25,000 available for incentive awards to non-executive employees based on individual performance contributions. Nasdaq will retain twenty-percent

Mr. Ketchum's final 2002 incentive compensation award of $475,000, for 24 months pursuant to the Executive Retention Component discussed above.

        The Committee is pleased to submit this report to the Holders with regard to the above matters.

                      Respectfully submitted,

                      The Management Compensation Committee

                      H. Furlong Baldwin, Chairperson
                      Michael Casey
                      E. Stanley O'Neal
                      Thomas G. Stemberg
                      Michael W. Clark
                      William S. Cohen
                      Arvind Sodhani

SUMMARY COMPENSATION TABLE

        The following table sets forth compensation awarded to or earned by the individuals who were, as of December 31, 2002, the CEO and the four most highly compensated employees other than the Chairman and CEO.

	Annual Compensation					Long-Term Compensation
						Awards
										Payouts
				Other Annual Compensation Awards ($) (e)		Restricted Stock Award(s) ($) (f)
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)					Securities Underlying Options/SARs (#) (g) (2)		LTIP Payouts ($) (h)	All Other Compensation (3) ($) (i)
Hardwick Simmons, Chairman and CEO	2002 2001 2000	750,000 750,000 —	679,365 1,678,000 —	— — —		— — —		1,000,000 1,000,000 —		— — —	6,777 8,500 —
Richard G. Ketchum, President and Deputy Chairman (4)	2002 2001 2000	546,013 546,013 522,500	475,000 1,150,000 1,750,000	1,092,026 — —	(5)	— 520,000 —	(6)	— 360,000 76	(7)	— — —	10,605 11,705 13,405
John L. Hilley, Executive Vice President, and Chairman and CEO, Nasdaq International	2002 2001 2000	500,000 470,250 450,000	700,000 729,750 950,000	2,400,000 — 408,720	(8) (10)	390,000 237,500	(9) (11)	— 69,700 —		— —	12,555 11,385 13,085
Edward Knight Executive Vice President and General Counsel (12)	2002 2001 2000	418,000 418,000 400,000	418,000 418,000 600,000	836,000 — —	(13)	— 206,700 —	(14)	— 69,700 —		— — —	12,104 10,873 5,742
David Weild, Vice Chairman and Executive Vice President, Corporate Client Group	2002 2001 2000	400,000 307,692 —	700,000 700,000 —	— — —		— 162,975 —	(15)	— 264,000 —		— — —	5,700 3,400 —

(1)
All 2002 bonus awards paid in accordance with guarantees contained in employment agreements originally executed in December 2000 for Messrs. Simmons, Ketchum and Knight, in February 2001 for Mr. Weild and in February 2002 for Mr. Hilley (the 2002 amendment to Mr. Hilley's employment agreement replaced the concept of total annual salary with annual salary and incentive compensation components that together may not be less than Mr. Hilley's annual salary in effect in 1999 (see "Employment Agreements—Mr. Hilley")). Includes amounts withheld pursuant to the Executive Retention Component of the CIP that will be paid plus applicable interest only if the executive remains employed by Nasdaq 24 months following the date when the incentive compensation was paid for the year or, in the event of retirement, disability or death; and in the event of involuntary termination without cause in general, a pro rata portion will be paid. The withheld amounts with respect to Messrs. Simmons, Ketchum, Hilley, Knight and Weild for 2002 were $135,783, $95,000, $140,000, $83,600 and $140,000, respectively, and for 2001 were $335,600, $130,000, $145,950, $83,600 and $140,000, respectively. For 2000, the withheld amounts with respect to Messrs. Ketchum, Hilley and Knight were $950,000, $390,000 and $280,000, respectively. Amounts withheld in 2000 were paid to the recipients during the first quarter of 2003.

(2)
Unless otherwise noted, represents number of shares underlying stock options granted under the Equity Plan in 2001 and 2002.

(3)
Represents Nasdaq's contributions to the 401(k) plan and payments in respect to forgiveness of a historic loan in equal annual installments of $3,205 for Mr. Ketchum, $2,885 for Mr. Hilley and $2,404 for Mr. Knight in each of 2002, 2001 and 2000.

(4)
In 2000, the NASD paid approximately 25% of Mr. Ketchum's salary and bonus for services rendered.

(5)
Stay Bonus paid in accordance with Mr. Ketchum's satisfaction of the conditions specified in Mr. Ketchum's Employment Agreement, executed in December 2000.

(6)
Represents 40,000 shares of restricted stock granted to Mr. Ketchum on February 14, 2001 under the Equity Plan, which vests 20% per year on each February 14th beginning February 14, 2002.

(7)
Represents a seven-year option to purchase Nasdaq Japan common stock (after giving effect to the four-for-one stock split that was effective as of April 2001) that was granted by Nasdaq Global (50%) and SOFTBANK (50%). This option was treated as having no value and was cancelled in 2003 as part of the liquidation of Nasdaq Japan.

(8)
Stay Bonus paid in accordance with Mr. Hilley's satisfaction of the conditions specified in Mr. Hilley's Employment Agreement executed in December 2000.

(9)
Represents 30,000 shares of restricted stock granted to Mr. Hilley on February 14, 2001 under the Equity Plan, which vests 20% per year on each February 14th beginning February 14, 2002.

(10)
Includes taxes paid by Nasdaq on behalf of Mr. Hilley.

(11)
Represents the grant of an award, effective as of May 12, 2000, of 1,900 shares of restricted common stock of Nasdaq Japan (after giving effect to the four-for-one stock split that was effective as of April 2001), vesting one-third on each of June 1, 2000, June 1, 2001 and June 1, 2002, based on a value of $125.00 per share on the grant date (after giving effect to the four-for-one stock split that was effective as of April 2001). The shares of restricted stock were treated as having no value and were cancelled in 2003 as part of the liquidation of Nasdaq Japan.

(12)
In 2000, the NASD paid approximately 50% of Mr. Knight's salary and bonus for services rendered.

(13)
Stay Bonus paid in accordance with Mr. Knight's satisfaction of the conditions specified in his Employment Agreement executed in December 2000.

(14)
Represents 15,900 shares of restricted stock granted to Mr. Knight on February 14, 2001 under the Equity Plan, which vests 20% per year on each February 14th beginning February 14, 2002.

(15)
Represents 15,900 shares of restricted stock granted to Mr. Weild on October 4, 2001 under the Equity Plan, which vests 20% per year on each February 14th beginning February 14, 2002.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

        The following table provides information on stock option grants made in 2002 to the named executive officers with respect to shares of Common Stock.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Option/SARs Granted (#) (b)
		Percent of Total Options/ SARs Granted to Employees in Fiscal Year (c)
			Exercise or Base Price ($/Sh) (d)
Name (a)				Expiration Date (e)	5%($) (f)	10%($) (g)
Hardwick Simmons	1,000,000(1)	46.4%	$13.00	February 1, 2012	$8,175,630	$20,718,650

(1)
Options become exercisable with respect to 333,333 shares on each of February 1, 2002 and 2003, and as to 333,334 shares on February 1, 2004 and were granted under the Equity Plan in accordance with Mr. Simmons' amended employment agreement executed in February 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

        The following table provides information on the number of options to purchase Common Stock of Nasdaq and Nasdaq Japan exercised or held by the named executive officers at fiscal year end 2002.

Name (a)	Shares Acquired on Exercise (#) (b)	Value Realized ($) (c)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/ Unexercisable (1) (d)	Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End) ($)Exercisable/ Unexercisable (2) (e)
Hardwick Simmons	0	0	666,666/1,333,334	0
Richard G. Ketchum	0	0	180,000/180,000 (3)	0
John L. Hilley	0	0	34,850/34,850 (3)	0
Edward Knight	0	0	34,850/34,850 (3)	0
David Weild IV	0	0	132,000/132,000	0

(1)
The fair market value per share of Common Stock on December 31, 2002 was $10.00, the closing price of the Common Stock on the OTC Bulletin Board on that date.

(2)
There were no in the money unexercised or exercisable options at December 31, 2002.

(3)
The fair market value per share of Nasdaq Japan common stock on December 31, 2002 was $0.00 and all options issued by Nasdaq Japan had no value and effectively were cancelled. Accordingly no figures for Nasdaq Japan common stock are presented for December 31, 2002.

EMPLOYMENT AGREEMENTS

Mr. Simmons

        Nasdaq is party to an employment agreement with Mr. Hardwick Simmons (the "Simmons Agreement"). The Simmons Agreement has a term of three years commencing on February 1, 2001 (the "Term"). The Simmons Agreement provides (i) annual base salary of $750,000, (ii) incentive compensation for 2001 of $1,750,000 prorated for partial years served and (iii) incentive compensation for the second and third years of the Term equal to no less than 100% of base salary. The Simmons Agreement was amended effective as of February 1, 2002 to conform to the Executive Retention Component of Nasdaq's CIP, which provides that Nasdaq will retain 20% of Mr. Simmons' incentive compensation for 24 months following the date incentive compensation is paid with respect to each calendar year. Retained Amounts are credited with interest at an annual rate of prime plus 1%, and will be paid provided Mr. Simmons remains in the employ of Nasdaq at the conclusion of the 24 month period, unless his employment is earlier terminated on account of retirement, disability or death in which case the Retained Amount (plus the applicable interest) is also paid. Under the terms of the Simmons Agreement and Amendment Number One thereto effective as of February 1, 2001, Mr. Simmons was granted 1,000,000 non-qualified stock options on February 1, 2001 and an additional 1,000,000 on February 1, 2002, all of which vested as to one-third of the shares underlying these grants on February 1, 2002 and as to an additional one-third on each February 1st thereafter. If Mr. Simmons' employment is terminated without cause by Nasdaq, or for good reason by Mr. Simmons, he is entitled to: (i) his annual base salary and minimum guaranteed incentive compensation expressed as a monthly amount multiplied by the remaining number of full or partial months in the Term; and (ii) any benefits under Nasdaq's regular benefit plans. In addition, upon his termination by Nasdaq without cause a pro rata portion of the Retained Amount (plus the applicable interest) is also due and payable. The Simmons Agreement provides a supplemental executive pension benefit equal to the present value of the benefit he would have accrued under the qualified plan in which Nasdaq participates without regard to any Internal Revenue Service limitation on includable compensation or benefits and without regard to any vesting requirements. Mr. Simmons is also entitled to this pension benefit upon his death, permanent disability, or termination by Nasdaq without cause or by Mr. Simmons for good reason. This pension benefit will be provided in the form of a lump sum within 15 days of the expiration of the Term or earlier termination.

Mr. Ketchum

        Nasdaq has entered into an employment agreement with Mr. Richard Ketchum (the "Ketchum Agreement"), the term of which commenced as of December 30, 2000 and will continue until December 31, 2003 with automatic one-year renewals thereafter unless either party, at least six months prior to the expiration of the term, gives a notice of its intent not to renew the term. The Ketchum Agreement provides Mr. Ketchum with (i) a base salary at an annual rate not less than the rate of base salary in effect on December 30, 2000, and (ii) guaranteed incentive compensation for each calendar year during the term in an amount equal to 100% of base salary as in effect on December 31 of the preceding year. Effective as of February 1, 2002, the Ketchum Agreement was amended to conform to the Executive Retention Component of Nasdaq's CIP, which provides that Nasdaq will retain 20% of Mr. Ketchum's incentive compensation for 24 months following the date incentive compensation is paid with respect to each calendar year. Retained Amounts are credited with interest at an annual rate of prime plus 1%, and will be paid provided Mr. Ketchum remains in the employ of Nasdaq at the conclusion of the 24 month period, unless his employment is earlier terminated on account of retirement, disability or death in which case the Retained Amount (plus the applicable interest) is also paid.

        Under his agreement, Mr. Ketchum will be fully vested in his supplemental retirement benefits under the NASD's Supplemental Executive Retirement Plan upon the attainment of age 53 while employed and completion of five years of service or if his employment with Nasdaq terminates (i) due to death or disability, (ii) by Nasdaq without cause or (iii) by Mr. Ketchum for good reason. Under the terms of the

Ketchum Agreement, as executed in 2000, Mr. Ketchum was entitled to receive a payment in an amount equal to two times his then effective base salary (the "Ketchum Stay Bonus") if Mr. Ketchum was employed by Nasdaq as of August 9, 2002, or if his earlier termination was due to death or disability, or, in certain circumstances, if he or Nasdaq terminated Mr. Ketchum's employment. Nasdaq paid the Ketchum Stay Bonus in 2002 pursuant to the terms of the Ketchum Agreement.

        Further, if Mr. Ketchum's employment is terminated without cause or if Mr. Ketchum terminates his employment for good reason, Nasdaq is obligated to pay to Mr. Ketchum: (i) a pro rata portion of the incentive compensation for the year of termination (including any Retained Amount plus interest at the applicable rate) and (ii) a lump sum cash payment equivalent to continuation of base salary and incentive compensation until the later of (x) the end of the term of the Ketchum Agreement or (y) 24 months following the date of such termination of employment. Nasdaq will also continue to provide Mr. Ketchum with health coverage at its expense for such period.

        The Ketchum Agreement also provides that if Mr. Ketchum becomes subject to any "golden parachute" excise tax, Nasdaq is obligated to make additional payments to Mr. Ketchum to offset the effect of such tax. In addition, Mr. Ketchum has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Mr. Hilley

        Nasdaq has entered into an employment agreement with Mr. John Hilley, which commenced as of December 30, 2000 and will continue until December 31, 2003 with automatic one-year renewals, thereafter, unless either party, at least six months prior to the expiration of the term, gives a notice of its intent not to renew the term.

        Mr. Hilley's employment agreement provided Mr. Hilley with an annual salary at a rate not less than the rate of annual salary in effect for 1999. Mr. Hilley's employment agreement was amended effective as of February 1, 2002 (collectively with the employment agreement the "Hilley Agreement") to: (i) remove the concept of total annual salary and provide for both an annual salary and incentive compensation component (which together must be not less than $1.2 million, the rate of Mr. Hilley's annual salary in effect for 1999); and (ii) conform to the Executive Retention Component of Nasdaq's CIP, which provides that Nasdaq will retain 20% of Mr. Hilley's incentive compensation for 24 months following the date incentive compensation is paid with respect to each calendar year. Retained Amounts are credited with interest at an annual rate of prime plus 1%, and will be paid provided Mr. Hilley remains in the employ of Nasdaq at the conclusion of the 24 month period, unless his employment is earlier terminated on account of retirement, disability or death (or if his employment terminates after the initial term of the Hilley Agreement, December 31, 2003), in which case the Retained Amount (plus the applicable interest) is also paid.

        Under the terms of the Hilley Agreement, Mr. Hilley will be fully vested in his supplemental retirement benefits under the NASD's Supplemental Executive Retirement Plan upon the attainment of age 55 while employed and completion of five years of service or if his employment with Nasdaq terminates (i) due to death or disability, (ii) by Nasdaq without cause or (iii) by Mr. Hilley for good reason. For purposes of the NASD's Supplemental Executive Retirement Plan, Mr. Hilley's compensation is deemed to be the sum of (x) one-half of the sum of his annual salary and incentive compensation and (y) one-third of one-half of the sum of his annual salary and incentive compensation. The Hilley Agreement, as executed in 2000, provides for a payment of not less than $2.4 million (which is two times the sum of Mr. Hilley's annual salary and incentive compensation) (the "Hilley Stay Bonus"), if Mr. Hilley was employed by Nasdaq as of August 9, 2002, or if his earlier termination was due to death or disability, or, in certain circumstances, if he or Nasdaq terminated Mr. Hilley's employment. Nasdaq paid the Hilley Stay Bonus in 2002 pursuant to the terms of the Hilley Agreement.

        In addition, if Mr. Hilley's employment is terminated without cause or if Mr. Hilley terminates employment for good reason, Nasdaq is obligated to pay Mr. Hilley a lump sum cash payment equal to his annual salary and any incentive compensation (including any Retained Amounts plus interest at the applicable rate) through the later of (x) the end of the term of the Hilley Agreement or (y) 24 months following the date of termination. Nasdaq will also continue to provide Mr. Hilley with health coverage at its expense during such period.

        The Hilley Agreement provides that if Mr. Hilley becomes subject to any "golden parachute" excise tax, Nasdaq is obligated to make additional payments to Mr. Hilley to offset the effect of such tax. In addition, Mr. Hilley has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Mr. Knight

        Nasdaq has entered into an employment agreement with Mr. Edward Knight (the "Knight Agreement"), the term of which commenced on December 30, 2000 and will continue until December 31, 2003, with automatic one-year renewals thereafter unless either party, at least six months prior to the expiration of the term, gives a notice of its intent not to renew the term. The Knight Agreement provides Mr. Knight with (i) a base salary at an annual rate not less than the rate of base salary in effect on December 30, 2000, and (ii) guaranteed incentive compensation for each calendar year during the term in an amount equal to 100% of base salary in effect on December 31st of the preceding year. Effective as of February 1, 2002, the Knight Agreement was amended to conform to the Executive Retention Component of Nasdaq's CIP, which provides that Nasdaq will retain 20% of Mr. Knight's incentive compensation for 24 months following the date incentive compensation is paid with respect to each calendar year. Retained Amounts are credited with interest at an annual rate of prime plus 1%, and will be paid provided Mr. Knight remains in the employ of Nasdaq at the conclusion of the 24 month period, unless his employment is earlier terminated on account of retirement, disability or death in which case the Retained Amount (plus the applicable interest) is also paid.

        Under his agreement, Mr. Knight will be fully vested in his supplemental retirement benefits under the NASD's Supplemental Executive Retirement Plan upon the attainment of age 55 while employed and completion of five years of service or if his employment with Nasdaq terminates (i) due to death or disability, (ii) by Nasdaq without cause or (iii) by Mr. Knight for good reason. Under the terms of the Knight Agreement, as executed in 2000, Mr. Knight was entitled to receive a payment in an amount equal to two times his then effective base salary (the "Knight Stay Bonus") if Mr. Knight was employed by Nasdaq as of December 30, 2002, or if his earlier termination was due to death or disability, or, in certain circumstances, if he or Nasdaq terminated Mr. Knight's employment. Nasdaq paid the Knight Stay Bonus in 2003 pursuant to the terms of the Knight Agreement.

        Further, if Mr. Knight's employment is terminated without cause or if Mr. Knight terminates his employment for good reason, Nasdaq is obligated to pay to Mr. Knight: (i) a pro rata portion of the incentive compensation for the year of termination (including any Retained Amount plus interest at the applicable rate) and (ii) a lump sum cash payment equivalent to continuation of base salary and incentive compensation until the later of (x) the end of the term of the Knight Agreement or (y) 24 months following the date of such termination of employment (collectively, the "Termination Amounts"), provided, however, that if such termination occurs within one year following August 9, 2002, Nasdaq's obligation to pay the Termination Amounts shall be reduced by one-half of the Knight Stay Bonus. Nasdaq will also continue to provide Mr. Knight with health coverage at its expense for such period.

        The Knight Agreement also provides that if Mr. Knight becomes subject to any "golden parachute" excise tax, Nasdaq is obligated to make additional payments to Mr. Knight to offset the effect of such tax. In addition, Mr. Knight has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

Mr. Weild

        A March 8, 2001 letter, amended and restated on March 21, 2002, sets forth certain terms of Mr. David Weild's employment, which commenced on March 12, 2001. The letter provides Mr. Weild with (i) a base salary of $400,000 and (ii) guaranteed minimum annual incentive compensation of $700,000 for each of calendar years 2001 and 2002. In the event that Mr. Weild is terminated without cause or resigns for good reason prior to receiving such minimum guaranteed incentive compensation earned on account of 2001 and 2002, Nasdaq is obligated to pay Mr. Weild such amounts. However, Mr. Weild's annual incentive compensation is also subject to the Executive Retention Component of Nasdaq's CIP, and accordingly, any amounts retained by Nasdaq pursuant to such Executive Retention Component will be paid in accordance with the terms of such program.

PENSION PLAN TABLE

        Nasdaq's executive officers participate in the NASD's qualified plan and Supplemental Executive Retirement Plan. Under these plans executive officers earn an aggregate benefit expressed as an annual annuity equal to 6% of their final average compensation for each year of service up to a maximum of 10 years. Final average compensation is the average annual salary plus one-third of the annual bonus (incentive compensation) for the highest five-year period of service, except in the case of Mr. Hilley (as described in the section entitled "Employment Agreements" above). As of December 31, 2002, the estimated credited years of service for Mr. Ketchum is 11.67 years, Mr. Hilley is 4.92 years, Mr. Knight is 3.50 and Mr. Weild is 1.83 years. The following table sets forth the aggregate annual benefit payable under the plans for various levels of remuneration and years of service. Such benefits are not reduced by benefits received under social security or other offsets. Mr. Simmons' supplemental executive pension benefit is described in the section entitled "Employment Agreements" above, and is payable only as a lump sum. Mr. Simmons' benefit is equal to the present value of the benefit he would have accrued under the NASD's qualified plan (without regard to any vesting condition or Internal Revenue Service limitations on benefits or compensation), or approximately 1.75% of his final average earnings for each year of service. Mr. Simmons' estimated credited years of service as of December 31, 2002 is 1.92 years.

	Years of Service
Remuneration
	5	10	15	20	25	30
500,000	150,000	300,000	300,000	300,000	300,000	300,000
600,000	180,000	360,000	360,000	360,000	360,000	360,000
700,000	210,000	420,000	420,000	420,000	420,000	420,000
800,000	240,000	480,000	480,000	480,000	480,000	480,000
900,000	270,000	540,000	540,000	540,000	540,000	540,000
1,000,000	300,000	600,000	600,000	600,000	600,000	600,000
1,500,000	450,000	900,000	900,000	900,000	900,000	900,000
2,000,000	600,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
3,000,000	900,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000

PERFORMANCE GRAPH

        The following graph compares the total return of Nasdaq's Common Stock with the Nasdaq Composite Stock Index, the Standard & Poor's 500 Stock Index and Nasdaq's peer group, which is composed of Chicago Mercantile Exchange Holdings Inc., Instinet Group Inc., Investment Technology Group, Inc., eSpeed, Inc., LaBranche & Co Inc., SunGard Data Systems Inc., FactSet Research Systems Inc., London Stock Exchange plc, and Deutsche Börse AG, for the period from July 2, 2002 (the date on which Nasdaq's Common Stock began trading in a public market on the Over-the-Counter Bulletin Board) through December 31, 2002. The figures represented below assume an initial investment of $100 in common stock at the closing prices on July 2, 2002 and in the Nasdaq Composite Stock Index and the Standard & Poor's 500 Stock Index on June 28, 2002 and the reinvestment of all dividends into shares of common stock.

CUMULATIVE TOTAL RETURN SINCE JULY 2, 2002

	7/2/02	12/31/02
The Nasdaq Stock Market, Inc.	100.00	66.12
Nasdaq Composite Stock Index	100.00	91.57
Standard & Poor's 500 Stock Index	100.00	89.70
Peer Group	100.00	97.93

EQUITY COMPENSATION PLAN INFORMATION

        The Equity Plan currently is Nasdaq's only compensation plan that provides for the issuance of Nasdaq's equity securities to officers and other employees, directors and consultants. In addition, employees of Nasdaq and its subsidiaries are eligible to participate in the ESPP at 85% of the fair market value of the Common Stock on the price calculation date. The Equity Plan and the ESPP have been approved by Nasdaq's Stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Equity Plan and the ESPP as of December 31, 2002:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	10,917,403	$12.91	14,430,810	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	10,917,403	$12.91	14,430,810	(1)

(1)
This includes 1,787,100 shares of Common Stock that may be awarded other than through options purusant to the Equity Plan and 1,463,375 shares of Common Stock that may be issued pursuant to the ESPP.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Section 16(a) of the Exchange Act and regulations of the SEC thereunder require Nasdaq's executive officers and directors, and persons who own more than 10% of a registered class of Nasdaq's equity securities collectively, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by Nasdaq, or on written representations from certain reporting persons that no other reports were required for such persons, Nasdaq believes that during 2002, substantially all of the Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with, except that the NASD filed a late Form 4 covering four separate transactions involving the exercise of warrants issued by the NASD for shares of Common Stock that should have been reported on four Forms 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The NASD and Amex

        Nasdaq's legal authority to operate as a stock market is delegated to it by the NASD under a plan approved by the SEC (the "Delegation Plan"). Although Nasdaq has initiated the process with the SEC to become registered as a national securities exchange, Exchange Registration is not expected to occur until later this year. There can be no assurance at this time that Exchange Registration will occur or that the Exchange Registration will occur in a timely fashion.

        As a result, prior to Exchange Registration, Nasdaq will continue to operate under the Delegation Plan, pursuant to which the NASD has delegated responsibility for market operation functions to Nasdaq. Although Nasdaq exercises primary responsibility for market-related functions, including market-related rulemaking and interpretations, all actions taken pursuant to authority delegated by the NASD are subject to review, ratification, or rejection by the NASD Board of Governors. As long as the Delegation Plan remains in effect, the NASD Board will continue to have authority over Nasdaq. The current structure will continue until Nasdaq is reconstituted as a self-regulatory organization, which will become effective upon Exchange Registration.

        Currently, Messrs. Simmons, Baldwin, Romano, and Sodhani are members of the NASD Board as well as members of the Nasdaq Board.

        Although it is contemplated that the NASD will eventually divest completely its ownership interest in Nasdaq, there may still exist certain contractual relationships between the parties once this happens. For example, prior to the restructuring that resulted in the separation of Nasdaq from the NASD, Nasdaq had access to many support functions of the NASD, including certain financial services, real estate, legal, information services and corporate and administrative services. The NASD and Nasdaq entered into a Separation and Common Services Agreement, dated as of January 1, 2002 (the "New Separation Agreement"), which replaced an interim Separation and Common Services Agreement executed in 2000 (the "Interim Agreement"). The services to be provided to Nasdaq by the NASD under the New Separation Agreement are limited to certain finance, technology infrastructure, facilities sharing and legal services, which are substantially more limited than what were previously provided by the NASD under the Interim Agreement. Under the New Separation Agreement, Nasdaq pays to the NASD the costs of the services provided, including any incidental expenses associated with such services. Nasdaq's costs for services provided by the NASD in 2002 were approximately $5.1 million. Nasdaq anticipates that the annual costs for services under the New Separation Agreement will drop in future years as Nasdaq reviews the provision of these services and continues to internalize more of these services or seeks alternative third party providers.

        On June 28, 2000, Nasdaq and NASDR, a wholly-owned subsidiary of the NASD, entered into a Regulatory Services Agreement pursuant to which NASDR or its subsidiaries will provide regulatory services to Nasdaq and its subsidiaries commencing upon the effectiveness of Exchange Registration. As a result, no services have been performed under this agreement. If and when services are provided under the Regulatory Services Agreement, the services provided will be of the same type and scope as are currently provided by NASDR to Nasdaq under the Delegation Plan for a term of ten years. Each regulatory service is to be provided for a minimum of five years, after which time the parties may determine to terminate the provision by NASDR of a particular service. The termination of a particular service will generally be based upon a review of pricing and the need for such services. In 2002, Nasdaq paid NASDR approximately $76.7 million for regulatory services.

        Nasdaq pays the NASD and certain of its subsidiaries for the use of approximately 100,957 square feet of office space. Nasdaq pays approximately $4.4 million in the aggregate per year to the NASD for the use of this space. In addition, Nasdaq has agreed to lease an additional 31,034 square feet of office space beginning in 2004, for approximately $1.6 million in the aggregate per year.

        In addition, during December 2002, Nasdaq purchased the NASD's 50.0% interest in the NASD Insurance Agency, LLC (subsequently renamed the Nasdaq Insurance Agency, LLC ("NIA")). Nasdaq's consideration for the NASD's 50.0% interest consisted of an upfront payment of $0.5 million and up to $5.1 million based on NIA's stream of contingent cash flows through 2011. Nasdaq will pay (a) 20% of NIA's contingent cash flows until Nasdaq has paid the NASD $2.3 million from such cash flows; (b) 10% of NIA's contingent cash flows until Nasdaq has paid the NASD a cumulative amount of $3.0 million from such cash flows; and (c) 5% of NIA's contingent cash flows until Nasdaq has paid the NASD the full cumulative amount of $5.1 million from such cash flows. Nasdaq accounts for its investment in NIA under the equity method of accounting. NIA provides insurance brokerage services and specializes in the director and officer liability insurance market.

        On May 3, 2001, Nasdaq repurchased 18,461,538 shares of Common Stock from the NASD in connection with the Hellman & Friedman transaction described below, for $13.00 per share or an aggregate purchase price of $239,999,994. This price was determined following discussions between members of management of Nasdaq and members of management of the NASD and is the same price at which shares of Common Stock were sold in January 2001 in Phase II of the private placements of the Common Stock (the "Private Placements").

        On March 8, 2002, Nasdaq completed a two-stage repurchase of an additional 33,768,895 shares of Common Stock owned by the NASD, which represented all of the outstanding shares of Common Stock owned by the NASD, except for the 43,225,976 shares of Common Stock underlying the warrants issued by the NASD in the Private Placements. Nasdaq purchased these shares of Common Stock for $305,155,435 in aggregate cash consideration, 1,338,402 shares of Nasdaq's Series A Cumulative Preferred Stock (the "Series A Stock") and one share of the Series B Stock (the "Repurchase"). The cash portion of the consideration was paid by Nasdaq from available cash. The NASD owns all of the outstanding shares of Series A Stock and Series B Stock. All of the shares of Common Stock repurchased by Nasdaq from the NASD are no longer outstanding.

        In connection with the Repurchase, Nasdaq and the NASD have entered into an Investor Rights Agreement, pursuant to which Nasdaq has granted the NASD certain registration rights with respect to the Series A Stock and the shares of Common Stock underlying the warrants issued by the NASD in the Private Placements. In addition, under the Investors Rights Agreement, the NASD may direct, subject to the terms and conditions set forth in the Investor Rights Agreement, that Nasdaq allow NASD members to subscribe to purchase up to 10,295,403 shares of Common Stock in the event of an initial public offering for cash of the Common Stock (the "IPO").

        The Delegation Plan requires that the NASD retain greater than 50% of the voting control over Nasdaq. The share of Series B Stock issued to the NASD in the Repurchase will ensure that the NASD maintains voting control until Exchange Registration. The voting power of the share of Series B Stock is recalculated for each matter presented to Holders as of the record date for the determination of the Holders entitled to vote on the matter. The NASD, as holder of the share of Series B Stock, will be entitled to cast the number of votes that, together with all other votes that the NASD is entitled to vote by virtue of ownership, proxies or voting trusts, enables the NASD to cast one vote more than one-half of all votes entitled to be cast by Holders. In addition, the shares of Common Stock underlying unexercised and unexpired warrants issued by the NASD as well as shares of Common Stock purchased through the valid exercise of warrants, will be voted by a trustee at the direction of the NASD until Exchange Registration. Shares of Series A Stock do not have voting rights, except for the right as a class to elect two new directors to the Board of Directors at any time distributions on the Series A Stock are in arrears for four consecutive quarters and as otherwise required by Delaware law. If Nasdaq obtains Exchange Registration, the share of Series B Stock will automatically lose its voting rights and will be redeemed by Nasdaq. Nasdaq may redeem the shares of Series A Stock at any time after Exchange Registration and is required to use the net proceeds from an IPO, and upon the occurrence of certain other events, to redeem all or a portion of the Series A Stock.

        On February 6, 2002, Nasdaq, the NASD, and Amex entered into a Technology Transition Agreement to provide for the sharing of certain administrative and regulatory technologies between Nasdaq and Amex and the provision of certain technology services by Nasdaq to Amex. This agreement replaces the existing technology arrangements among the parties that resulted from the NASD's acquisition of Amex in 1998. Depending upon the applicable service or technology, the term of the agreement ranges between three months and two years while Amex reconstructs these services and technologies in-house, with an option for Amex to extend the term for certain services for up to one year. Pursuant to this agreement, Amex will pay Nasdaq the direct costs of the services provided by Nasdaq, plus certain administrative costs. In addition, this agreement establishes a fund, administered by the NASD, to pay the costs incurred by Nasdaq, the

NASD and Amex in the implementation of this agreement. Nasdaq and the NASD have each agreed to contribute up to $14.5 million to this fund.

        The parties also entered into a Master Agreement on February 6, 2002, as amended on December 9, 2002, to govern certain non-technology related matters among the parties and their respective affiliates. This agreement, among other things, sets forth the terms, as between Nasdaq and Amex, of rights to list and trade certain securities. Under the agreement, Amex will pay annual license fees of between $4.5 million and $5.5 million to Nasdaq.

Hellman & Friedman

        On May 3, 2001, Nasdaq issued and sold $240 million in aggregate principal amount of its 4% Convertible Subordinated Notes due 2006 (previously defined as the "Voting Notes") to Hellman & Friedman. The Voting Notes are convertible at any time into an aggregate of 12,000,000 shares of Common Stock, subject to adjustment, in general, for any stock split, dividend, combination, recapitalization or other similar event. As of March 31, 2003, Hellman & Friedman owns approximately 13.8% of Nasdaq on an as-converted basis. At Nasdaq's 2002 Annual Meeting, Nasdaq's stockholders approved a proposal to amend Nasdaq's Certificate of Incorporation to grant holders of the Voting Notes with the right to vote with holders of Common Stock and Series B Stock on matters submitted to a vote of stockholders. As a result, the holder of a Voting Note is entitled to vote the number of votes equal to the number of shares of Common stock into which the Voting Note could be converted on the record date, subject to the 5% voting limitation contained in the Certificate of Incorporation. Nasdaq has also agreed that in the event that the Nasdaq Board approves an exemption from the foregoing 5% limitation for any person pursuant to the Certificate of Incorporation (other than an exemption granted in connection with a strategic market alliance) and seeks the concurrence of the SEC with respect thereto, Nasdaq will grant Hellman & Friedman a comparable exemption from such limitation and use its best efforts to obtain SEC concurrence with respect to such exemption. Nasdaq has granted Hellman & Friedman certain registration rights with respect to the shares of Common Stock underlying the Voting Notes. Additionally, Hellman & Friedman is permitted to designate one person reasonably acceptable to Nasdaq for nomination as a director of Nasdaq for so long as Hellman & Friedman owns Voting Notes and/or shares of Common Stock issued upon conversion representing at least 50% of the shares of Common Stock issuable upon conversion of the Voting Notes initially purchased. Nasdaq has elected F. Warren Hellman as a director of Nasdaq pursuant to the foregoing provision. Arthur Rock, a member of the Nasdaq Board, is an indirect limited partner of Hellman & Friedman.

Directors and Officers

        In 2001, Nasdaq made loans to two executive officers, David P. Warren and Dean Furbush, in the amounts of $225,000 and $350,000, respectively, which have been evidenced by promissory notes. The loans were advanced in two stages, $125,000 on May 22, 2001 and $100,000 on August 14, 2001 for Mr. Warren, and $100,000 on May 15, 2001 and $250,000 on June 11, 2001 for Mr. Furbush. Mr. Warren's loan agreement and promissory note was executed on December 28, 2001, and Mr. Furbush's loan agreement and promissory note was executed on December 30, 2001. These full recourse promissory notes are unsecured and bear interest at a rate of 5.13% compounded annually. The full amount of these loans remained outstanding as of December 31, 2002. The outstanding principal together with unpaid interest on each of the promissory notes is due and payable on the earlier of (i) May 1, 2006, (ii) three business days after the applicable executive officer's employment with Nasdaq is terminated by Nasdaq for cause or by the executive officer for any reason, other than his death or disability, (iii) 365 days following the death or disability of the applicable executive officer, (iv) 90 days after the applicable executive officer's employment with Nasdaq is terminated by Nasdaq for any reason, other than on account of cause, death or disability and (v) an event of default with respect to the applicable executive officer. The purpose of each of the loans was for the acquisition of the principal residence of each of the respective executive officers upon relocation to the New York area.

        Certain officers of Nasdaq were awarded restricted shares of Nasdaq Japan common stock or options to purchase shares of Nasdaq Japan common stock. However, the shares of Nasdaq Japan and options for such shares were determined to have no value and were cancelled in 2003 as part of the liquidation of Nasdaq Japan. See "Security Ownership of Certain Beneficial Owners and Management." In connection with the Equity Plan, officers of Nasdaq received awards of options to purchase shares of Common Stock and/or restricted shares of Common Stock. Non-employee directors are to be awarded shares of restricted Common Stock under the Equity Plan. See "Director Compensation." In connection with the ESPP, employees (including employees who are directors) have the opportunity to purchase shares of Common Stock.

        On November 12, 2001, Nasdaq sold an aggregate amount of 535,000 shares of Common Stock to five members of the Nasdaq Board of Directors and 500,000 shares of Common Stock to Hellman & Friedman pursuant to a purchase program for an aggregate offering price of $10,608,750. All of the foregoing shares were sold in a private transaction pursuant to Section 4(2) of the Securities Act of 1933. No underwriter was used in these transactions.

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Nasdaq. The complete text of the charter, which reflects standards set forth in new SEC regulations and Nasdaq rules, is reproduced in the appendix to this Proxy Statement.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Nasdaq that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Nasdaq's internal controls and the internal audit function's organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examination.

        The Audit Committee reviewed the audited financial statements of Nasdaq as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of Nasdaq's financial statements and the independent auditors have the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with the management and the independent auditors, the Audit Committee recommended to the Board of Directors that Nasdaq's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to Holder approval, of the independent auditors and the Board of Directors concurred in such recommendation.

                      Members of the Audit Committee:
                      John D. Markese, Chairman
                      F. Warren Hellman
                      Vikram S. Pandit
                      Richard C. Romano
                      Mary Jo White

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

        Holders who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Proxy Statement for Nasdaq's 2004 annual meeting must submit the same to Nasdaq's Corporate Secretary, Joan C. Conley, on or before December 31, 2003 at Nasdaq's headquarters, One Liberty Plaza, New York, New York 10006 and must otherwise comply with the requirements of Rule 14a-8.

        A Holder who wishes to nominate a person for election as director at an annual or special meeting, or to introduce an item of business at an annual meeting, must also comply with the procedures specified in Nasdaq's By-Laws. Under these procedures, a stockholder must submit the proposed nominee or proposed item of business by delivering a notice to be received by Nasdaq's Corporate Secretary at the above address in accordance with the following time frames:

  •
  In the case of a nomination or proposed item of business for an annual meeting, the notice must normally be delivered not more than 120 nor less than 90 days prior to the first anniversary of the prior year's meeting. Assuming the 2004 annual meeting is held on schedule, the notice must be delivered on or prior to the close of business on February 7, 2004 but no earlier than the close of business on January 8, 2004.

  •
  However, if Nasdaq holds its annual meeting on a date that is more than 30 days before or 70 days after such anniversary date, the notice must be delivered no earlier than 120 days prior to the date of the annual meeting nor later than the later of the ninetieth day prior to the date of the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Nasdaq.

  •
  If Nasdaq holds a special meeting to elect directors, a notice with respect to the nomination of a person for election as director must be delivered no earlier than 120 days prior to the date of the special meeting nor later than the later of the ninetieth day prior to the date of the special meeting or the tenth day following the day on which public announcement of the date of such meeting and the nominees proposed by the Nasdaq Board is first made by Nasdaq.

        The notice required by the By-Laws shall contain: (i) as to each person whom a Holder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under SEC rules and such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected; (ii) as to any other business that the Holder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Holder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Holder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such Holder, as they appear on Nasdaq's books, and of such beneficial owner, (B) the class and number of shares of capital stock of Nasdaq that are owned beneficially and of record by such Holder and such beneficial owner, (C) a representation that the Holder is a holder of record of stock of Nasdaq entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (D) a representation whether the Holder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Nasdaq's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from Holders in support of such proposal or nomination.

THE NASDAQ STOCK MARKET, INC.

April 18, 2003

ANNEX A

AUDIT COMMITTEE CHARTER

Organization

        This Charter governs the operations of the Nasdaq Audit Committee. The Charter will be reviewed and reassessed, at least annually, by the Committee and will be approved by the Board of Directors. The Committee shall be appointed by the Board of Directors and shall consist of four or five Directors, each of whom is independent of management. Members of the Committee will be considered independent if, in the opinion of the Board of Directors, they have no relationship that may interfere with the exercise of their independence in carrying out the responsibilities of a director*. All Committee members will be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement. At least one member must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual's financial sophistication, including service as a Chief Executive Officer, Chief Financial Officer, or other senior officer with financial oversight responsibilities.

*  as provided in NASD Rule 4200(a)(14). (See Exhibit A). The composition and responsibilities of the Audit Committee will be consistent with SEC guidance, and in particular with the SEC Order set forth in Release No. 34-37538. Industry Directors are not disqualified from serving on the Audit Committee solely because they are an employee or officer of a member firm, as long as they are not subject to one or more of the disqualifying situations as identified in NASD Rule 4200(a)(14).

Statement of Policy

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information, which will be provided to the shareholders and others, the systems of internal controls, which management and the Board of Directors have established, and the Company's audit, financial reporting and the legal and compliance process. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, internal auditors, and Nasdaq management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of Nasdaq and the power to retain independent counsel, or other experts, for this purpose.

Responsibilities and Processes

        The primary responsibility of the Audit Committee is to oversee Nasdaq's financial reporting process on behalf of the Board and report the results of these activities to the Board. Management is responsible for preparing Nasdaq's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate policy for quality financial reporting, sound business risk management practices, and ethical behavior.

        The following shall be the principal recurring processes of the Audit Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

        1.    The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of Nasdaq's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

        2.    The Committee is responsible for ensuring its receipt from the independent auditors at least annually of a formal written statement delineating all relationships between the auditor and Nasdaq, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full board take, appropriate action to oversee the independence of the independent auditor. The Committee shall prescribe what services are allowable by the auditor and approve all services by them (see Independent Public Auditor Services section). The Committee shall review all proposed Nasdaq hires formerly employed by the independent auditors.

        3.    The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing, compensation, and resources. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including Nasdaq's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations. The internal auditors shall report directly to the Audit Committee and have free and open access to information deemed necessary by them to perform their assessments. The Audit Committee shall provide oversight over the system of internal controls, relying upon management's representations and the internal and independent auditors independent assessments of the controls.

        4.    The Committee shall review the interim financial statements and earnings releases with management and the independent auditors prior to the filing of Nasdaq's quarterly report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

        5.    The Committee shall review with management and the independent auditors the financial statements to be included in Nasdaq's annual report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit, including the management letters and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        6.    The Committee shall have responsibility for, and oversight of, a confidential and anonymous process and procedures for the receipt, retention and treatment of submissions by any employee or third party regarding accounting, internal accounting controls or audit matters. All such relevant submissions must be reported to the Audit Committee.

Independent Public Auditor Services

        The Auditor is prohibited from performing any of the following services for Nasdaq:

  •
  bookkeeping or other services related to the accounting records or financial statements of the audit client;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management or human resources functions;

  •
  broker or dealer, investment adviser, or investment banking services;

  •
  legal services and expert services unrelated to the audit; and

  •
  any other service that the Board determines, by regulation, is impermissible.

All allowable non-audit services must be approved by the Committee. However, If these services are to support business development, consulting on accounting issues subject to the prohibitions above or tax consulting and do not exceed $100,000 they can be approved by the Chairman of the Audit Committee.

Definitions Associated With Audit Committee Charter

NASD Rule 4200(a)(14):

For purposes of the Rule 4200 Series, unless the context otherwise requires:

"Independent Director" means a person other than an officer or employee of Nasdaq or its subsidiaries or any other individual having a relationship which, in the opinion of Nasdaq's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

  (A)
  A director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

  (B)
  A director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  (C)
  A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

  (D)
  A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

  (E)
  A director who is employed as an executive of another entity where any of Nasdaq's executives serve on that entity's compensation committee.

Definition of "executive officer"

The term "executive officer" is not defined in the NASD Rules, however, for purposes of this Charter, we shall adopt the term as defined in Regulation D of the Securities Act of 1933, Rule 501(f). The Rule states that an "executive officer" shall mean the president, any vice president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy making function, or any other person who performs similar policy making functions for the issuer. Executive officers of subsidiaries may be deemed executive officers of the issuer if they perform such policy making functions for the issuer.

ANNEX B

Executive Corporate Incentive Plan

The Nasdaq Stock Market, Inc.

The NASDAQ Stock Market, Inc.
Executive Corporate Incentive Plan

Article 1    Establishment and Purpose

        1.1    Establishment of the Plan.    The NASDAQ Stock Market, Inc., a Delaware corporation (the "Company" or "NASDAQ"), hereby establishes The Nasdaq Stock Market, Inc. Executive Corporate Incentive Plan (the "ECIP"). Upon approval by the Board of Directors, the ECIP shall be effective as of January 1, 2003 (the "Effective Date") and shall remain in effect until terminated by the Board.

        1.2    Shareholder Approval.    Notwithstanding anything herein to the contrary, the ECIP shall be null and void if it is not approved, in a separate affirmative vote of the holders of at least a majority of the shares of the common stock of the Company cast, in person or by proxy, at the first shareholders meeting to occur in 2003.

        1.3    Purpose.    The purpose of the ECIP is to attract, retain, and motivate key executives by providing cash incentive awards to designated executives of the Company, Subsidiaries, and affiliates. The ECIP is designed to further link an executive's interests with that of Nasdaq's shareholders. The ECIP is intended to provide annual incentives, contingent upon continued employment and meeting certain Company and individual business unit performance goals, to certain key executives who make substantial contributions to the Company. The ECIP also provides that Awards reflect individual performance, subject to Article 5. Awards paid under the ECIP are intended to qualify as performance-based compensation deductible by the Company under the qualified performance based exception to Section 162(m) of the Code.

Article 2    Definitions

        As used in the ECIP, the following terms shall have the meanings set forth below:

        2.1    "Award" means the actual award earned during a Plan Year by a Participant, as determined by the Committee following the end of the Plan Year.

        2.2    "Board" means the Board of Directors of the Company.

        2.3    "Cause" means, unless otherwise defined in an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Participant, or the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iii) the willful failure or refusal by the Participant to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant's incapacity due to Disability), or (iv) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company or the Company's Code of Conduct.

        2.4    "Code" means the Internal Revenue Code of 1986, as amended, and any final treasury regulations promulgated thereunder.

        2.5    "Committee" means the Management Compensation Committee of the Board, which Committee has been designated by the Board to among other things administer the ECIP. Each member of the Committee to the extent necessary to comply with Section 16 of the Securities Exchange Act of 1934, as amended and Section 162(m) of the Code shall be a "Non-Employee Director" and an "Outside Director" within the meaning of Section 16 and Section 162(m) of the Code, respectively.

        2.6    "Company" means The Nasdaq Stock Market, Inc., a Delaware corporation (including any Subsidiaries designated to participate in the ECIP), and any successor thereto.

        2.7    "Disability" means, unless otherwise defined in an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company's then current long-term disability plan.

        2.8    "Individual Target Award" means the target award established for each Participant under Article 5 of the ECIP.

        2.9    "Participant" means an active employee of the Company, or Subsidiaries, who is employed in an executive capacity, and designated by the Committee to participate in the ECIP during a Plan Year.

        2.10    "Payment Date" means the date upon which an Award shall be paid out in accordance with Article 6.

        2.11    "Performance Goals" means the goals selected by the Committee for any Plan Year based upon one or more of the Performance Measures, set forth in Article 5 of the ECIP.

        2.12    "Performance Measures" means, unless and until the Committee or Board proposes for shareholder vote and shareholders approve a change in the general Performance Measures set forth herein, the performance criteria upon which the Performance Goal(s) for a particular Plan Year are based; the performance criteria shall be limited to the following Performance Measures:

    (a)
    Earnings per Share of Nasdaq Common Stock;

    (b)
    Revenue growth;

    (c)
    Net income or net profits (before or after taxes);

    (d)
    Return measures (including, but not limited to, return on assets or net assets, capital, equity, or sales);

    (e)
    Cash flow (including, but not limited to, operating cash flow and free cash flow);

    (f)
    Expense targets;

    (g)
    Planning accuracy (as measured by comparing planned results to actual results);

    (h)
    Market share

    (i)
    Corporate reputation

    (j)
    Business Effectiveness Survey Results

    (k)
    Performance Measure (a) above as compared to various stock market indices; and

    (l)
    Any Performance Measure in (a) through (k) above as compared to the performance of other companies.

        Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit of the Company individually.

        2.13    "Plan Year" means the Company's fiscal year, which commences each January 1st and concludes each December 31st.

        2.14    "Retained Amount" has the meaning set forth in Article 6.

        2.15    "Retention Period" has the meaning set forth in Article 6.

        2.16    "Retirement" means, unless otherwise defined in an employment agreement between the Participant and the Company, a Participant who is eligible to retire from the Company or an Affiliate under the terms of any tax qualified Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such date as of which the Participant has both attained the age of 55 years and has 10 years of employment with the Company and terminates his employment with the Company other than for Cause or death.

        2.17    "Subsidiary" shall have the meaning set forth in Section 424(f) of the Code.

Article 3    Administration

        3.1    The Plan Administrator.    The Committee shall administer the ECIP.

        3.2    Administration of the ECIP.    The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum Award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, Subsidiary and/or business unit performance), calculate and determine each Participant's level of attainment of such goals, and calculate the Award for each Participant based upon such level of attainment. Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described herein. The Committee may at any time adopt such rules, regulations, policies, or practices, as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

        3.3    Decisions Binding.    All determinations and decisions of the Committee as to any disputed question arising under the ECIP, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.

        3.4    No Liability to Committee Members.    No member of the Committee shall be personally liable by reason of any contract or other instrument related to the ECIP executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the ECIP may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the ECIP unless arising out of such person's own fraud or bad faith.

          3.4.1    The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4    Eligibility and Participation

        4.1    Eligibility.    Only active employees of the Company, its participating Subsidiaries, or affiliates who are employed in an executive capacity may participate in the ECIP and receive Awards hereunder.

        4.2    Participation.    Only individuals who are chosen and designated by the Committee to participate in the ECIP in any given Plan Year may participate in the ECIP for that Plan Year. The Chief Executive Officer (CEO) of the Company, and such other persons as the CEO may designate, shall recommend to the Committee employees (who may include such recommending person) for selection as Participants. Such designated employees shall be so notified in writing or via electronic communication, as soon as is practicable after selection. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion.

        4.3    No Right to Participate.    No Participant shall at any time have a right to be selected for participation in the ECIP for any Plan Year, despite having previously participated in the ECIP

Article 5    Award Determination

        5.1    Targets, In General.    At the beginning of each Plan Year, but not later than the 89th day of the Plan Year, the Committee shall establish Individual Target Awards for each Participant, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m) of the Code. The payment of an Award, if any shall be based upon the degree of achievement of the Performance Goals; provided, however, that the Committee may, in its sole discretion, reduce some or all of the amount which would otherwise be payable with respect to an Award.

        5.2    Performance Goals.    The Performance Goals established by the Committee for a Plan Year shall be based on one or more Performance Measures.

          5.2.1    The Committee may provide in any Award that any evaluation of performance may include or exclude any one or more of the following events that occur during a Plan Year: (a) write downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported Company results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management's discussion and analysis of stockholders for the applicable plans year; (f) acquisitions or divestures; and (g) foreign exchange gains and losses. Such inclusion or exclusion shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

          5.2.2    In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

        5.3    Payment of Awards.    At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentage of the Individual Target Award, which may be payable based upon the degree of attainment of the Performance Goals during the Plan Year. If the minimum Performance Goals established by the Committee are not met, no payment will be made to any Participant. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the Award shall be made in accordance with the prescribed formula based upon a percentage of the Individual Target Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

        5.4    Maximum Award.    The maximum award payable to any Participant for any Plan Year shall not exceed the greater of 3% of the Company's before tax net income or $3 million.

Article 6    Payment of Awards

        6.1    Form and Timing of Payment.    Each Participant's Award shall be paid in one (1) lump sum cash payment, no later than March 1st of the Plan Year following the Plan Year with respect to which an Award relates (such date being hereinafter referred to as the "Payment Date").

        6.2    Unsecured Interest.    No Participant or any other party claiming an interest in amounts earned under the ECIP shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the ECIP, such right shall be equivalent to that of an unsecured general creditor of the Company.

        6.3    Active Employment.    Except as provided in Article 7, no Award shall be paid to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the last day of the applicable Plan Year and on the Payment Date, as such term is defined in Section 6.1 hereof.

        6.4    Retention Component.    All Awards paid under the ECIP are intended to be and are subject to the Executive Retention Component of the Incentive Compensation Program adopted by the Committee and the Board in January 2002. Accordingly, twenty percent (20%) of each Award (the "Retained Amount") shall be retained by the Company for 24 months following the Payment Date (the "Retention Period"). Such Retained Amount shall be credited with interest at an annual rate equal to the prime rate plus one percent (1%) ("Interest Credit"). Subject to the Participant's continued employment with the Company, unless earlier terminated as described in Section 7.3, at the end of the Retention Period, the Participant or his estate or beneficiary, as applicable will receive the Retained Amount plus the Interest Credit.

Article 7    Termination of Employment

        7.1    Termination of Employment Due to Death, Disability, or Retirement.    In the event a Participant's employment is terminated by reason of death, Disability, or Retirement, the Award determined in accordance with Section 5.3 herein shall be reduced to reflect partial Plan Year participation through the date of such termination. A reduced Award shall be determined by multiplying said Award by a fraction: the numerator of which shall be the number of days of employment in the Plan Year through the date of employment termination, and the denominator of which shall be three hundred sixty-five (365). In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the Participant to be Disabled. The reduced Award thus determined shall be paid on the Payment Date with respect to the Plan Year, as to which such Award relates to the Participant or his beneficiary in accordance with Article 9 hereof.

        7.2    Termination of Employment for Other Reasons.    In the event a Participant's employment is terminated for any reason other than death, Disability, or Retirement all of the Participant's rights to an Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a prorated Award for the portion of the Plan Year that the Participant was employed by the Company, computed as determined by the Committee. Notwithstanding the foregoing, in the event a Participant is terminated for Cause, the Participant shall in all events forfeit any Award not already paid.

        7.3    Payment of Retained Amount Following Termination of Employment

          7.3.1    Death, Disability, Retirement.    In the event of a Participant's death, Disability or Retirement prior to the end of the Retention Period, the Participant or his estate or beneficiary, as applicable, will be paid any Retained Amount(s) plus the Interest Credit within 30 days of his termination.

          7.3.2    Involuntary Termination other than for Cause.    In the event a Participant is involuntarily terminated by the Company other than for Cause, death, Disability or Retirement, the Participant will receive a pro-rated portion of his Retained Amount plus the Interest Credit. The pro-rated Retained Amount will be determined by multiplying the full Retained Amount plus the total Interest Credit, by a fraction: the numerator of which shall be the number of days of employment the Participant has completed since the Payment Date, the denominator of which shall be seven hundred and thirty (730).

          7.3.3    Termination for Cause or Resignation.    In the event a Participant voluntarily terminates his employment with the Company or the Company terminates his employment for Cause, the Participant shall forfeit his Retained Amount and any Interest Credit.

Article 8    Rights of Participants

        8.1    Employment.    The Company intends that the Awards provided under the ECIP be a term of employment and a part of each Participant's compensation. Participation in the ECIP shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Company, or (b) of the Company to continue to employ such Participant, and the Company may subject to any applicable employment agreement terminate the employment of a Participant at any time with or without cause.

        8.2    Nontransferability.    No right or interest of any Participant in the ECIP shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Article 9    Beneficiary Designation and Payment to Persons Other Than the Participant

        Each Participant under the ECIP may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the ECIP is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

        9.1    If the Committee shall find that any person to whom any amount is payable under the ECIP is unable to care for his affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefore.

Article 10    Amendments

        The Committee may amend, suspend or terminate the ECIP at any time; provided that no amendment may be made without the approval of the Company's shareholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

Article 11    Miscellaneous

        11.1    Governing Law.    The validity, construction, and effect of the ECIP and any rules and regulations relating to the ECIP and any Award shall be determined in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

        11.2    Withholding Taxes.    The Company shall deduct from all payments under the ECIP any Federal, state, local or other taxes required by law to be withheld with respect to such payments.

        11.3    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

        11.4    Severability.    In the event any provision of the ECIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the ECIP, and the ECIP shall be construed and enforced as if the illegal or invalid provision had not been included.

        11.5    Costs of the Plan and Unfunded Plan.    All costs of implementing and administering the ECIP shall be borne by the Company. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the ECIP. Nothing contained in the ECIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the ECIP, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

        The ECIP is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

        11.6    Retirement Plans and Welfare Benefit Plans.    Except as specified in the employee benefit plan in question, Awards under the ECIP will not be included as "compensation" for purposes of the Company's retirement plans (both qualified and nonqualified) or welfare benefit plans.

        11.7    Nonexclusivity.    The adoption of the ECIP shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

        11.8    Successors.    All obligations of the Company under the ECIP with respect to Individual Target Awards and Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        11.9    Interpretation.    The ECIP, the Individual Target Awards, and Awards are designed and, to the extent determined by the Committee, in its sole discretion, intended to comply with Code Section 162(m) and all provisions hereof, shall be construed in a manner to so comply.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
		FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS Nominees: 01 Michael Casey 02 Lon Gorman 03 John D. Markese 04 Thomas F. O'Neill 05 James S. Riepe 06 Arthur Rock 07 Arshad R. Zakaria	☐	☐	2.	ADOPTION OF EXECUTIVE CORPORATE INCENTIVE PLAN	☐	☐	☐	3.	APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐
Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

Signature	Signature	Date

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THE NASDAQ STOCK MARKET, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 7, 2003 SOLICITED
BY THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Edward S. Knight, Executive Vice President and General Counsel of the Nasdaq Stock Market, Inc. ("Nasdaq"), and Joan C. Conley, Senior Vice President and Secretary of Nasdaq, or either of them individually and each of them with the full power of substitution, as proxy for the undersigned for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Stockholders of Nasdaq, to be held on the 7th day of May, 2003, at 10:00 a.m., local time, at the Nasdaq MarketSite, 43rd Street and Broadway, New York, New York, 10036, and at any postponements or adjournments thereof, and to vote all of the shares of Common Stock, Series B Preferred Stock and Voting Notes that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The Board of Directors recommends a vote for approval of each of Nasdaq's nominees for Director and for each of the proposals 2 and 3 set forth on the reverse side.

        The Board of Directors has fixed the close of business on March 14, 2003, as the record date for the determination of Holders entitled to vote at the meeting. Only Holders of record at the close of business on the record date will be entitled to notice of, and to vote at, the meeting or any postponement or adjournment thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR APPROVAL OF EACH OF NASDAQ'S NOMINEES FOR DIRECTOR, FOR APPROVAL OF EACH OF THE PROPOSALS 2 and 3 SET FORTH ON THE REVERSE SIDE AND IN THEIR DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.

        THE SAID PROXY PRESENT AT SAID MEETING MAY EXERCISE ALL THE POWERS HEREUNDER. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING PROXY STATEMENT.

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You can now access your The Nasdaq Stock Market, Inc. account online.

Access your The Nasdaq Stock Market, Inc. shareholder account online via Investor ServiceDirect (ISD).

Mellon Investor Services LLC, agent for The Nasdaq Stock Market, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS — Establish a PIN
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Investor ID available to establish a PIN. Contact Mellon Investor Services at 1-888-305-3741 to obtain your Investor ID.

• Investor ID
• PIN
• Then click on the Establish PIN button

 Please be sure to remember your PIN, or maintain it in a secure place for future reference.
Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• Investor ID
• PIN
• Then click on the Submit button

 If you have more than one account, you will now be asked to select the appropriate account.
Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

QuickLinks

THE NASDAQ STOCK MARKET, INC. One Liberty Plaza New York, New York 10006 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2003
THE ANNUAL MEETING
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II ADOPT THE EXECUTIVE CORPORATE INCENTIVE PLAN
NEW PLAN BENEFITS
PROPOSAL III RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
EMPLOYMENT AGREEMENTS
PENSION PLAN TABLE
PERFORMANCE GRAPH
CUMULATIVE TOTAL RETURN SINCE JULY 2, 2002
EQUITY COMPENSATION PLAN INFORMATION
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS
AUDIT COMMITTEE CHARTER
Independent Public Auditor Services